As filed pursuant to Rule 424(b)(5)
Registration No. 333-211970

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. A registration statement relating to the notes has become effective under the Securities Act of 1933, as amended. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell the notes and they are not soliciting an offer to buy the notes in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 15, 2016

PRELIMINARY PROSPECTUS SUPPLEMENT
(To prospectus dated June 28, 2016)
$150,000,000

PDL BioPharma, Inc.
    % Convertible Senior Notes due 2021

We are offering $150,000,000 aggregate principal amount of     % Convertible Senior Notes due 2021. We will pay interest on the notes on June 1 and December 1 of each year beginning on June 1, 2017. The notes will mature on December 1, 2021, unless earlier repurchased or converted.
Holders may convert their notes at their option at any time prior to the close of business on the business day immediately preceding June 1, 2021 only under the following circumstances: (1) during any fiscal quarter (and only during such fiscal quarter) commencing after the fiscal quarter ending on March 31, 2017, if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) in the period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding fiscal quarter exceeds 130% of the conversion price for the notes on each applicable trading day; (2) during the five business day period immediately after any five consecutive trading-day period, which we refer to as the measurement period, in which the trading price per $1,000 principal amount of notes for each trading day of that measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate for the notes for each such trading day; or (3) upon the occurrence of specified corporate events. On and after June 1, 2021, until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their notes at any time, regardless of the foregoing circumstances. We will settle conversions by paying or delivering, as applicable, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, based on the applicable conversion rate. The initial conversion rate for the notes will be          shares of our common stock per $1,000 principal amount of notes, equivalent to an initial conversion price of approximately $     per share of common stock. The conversion rate will be subject to adjustment in certain events but will not be adjusted for accrued interest.
Following certain corporate events, we will in certain circumstances increase the conversion rate for a holder that elects to convert its notes in connection with such a corporate event by a number of additional shares of our common stock as described in this prospectus supplement.
We may not redeem the notes prior to the maturity date.
If we undergo a fundamental change, as defined in this prospectus supplement, holders may require us to repurchase all or a portion of their notes for cash at a price equal to 100% of the principal amount of the notes to be repurchased plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date, as defined herein.
The notes will be our senior unsecured obligations, will rank equal in right of payment to all of our existing and future senior unsecured indebtedness and will rank senior in right of payment to any existing or future indebtedness that is subordinated by its terms to the notes, if any. The notes will be structurally subordinated to all debt and other liabilities and commitments (including trade payables) of our subsidiaries and also will be effectively junior to our secured debt, if any, to the extent of the value of the assets securing such debt.
The notes will not be listed on any securities exchange. Our common stock trades on the NASDAQ Global Select Market under the symbol “PDLI.” On November 14, 2016, the last reported sale price of our common stock on the NASDAQ Global Select Market was $3.67 per share.
Investing in the notes involves risks that are described in the “Risk Factors” section beginning on page S-9 of this prospectus supplement.

Per Note	Total
Public offering price(1)%	$
Underwriting discount %	$
Proceeds, before expenses, to us(1)%	$
(1) Plus accrued interest from             , 2016, if settlement occurs after that date.

We have also granted the underwriters the option, which is exercisable within 12 days after the date of this prospectus supplement, to purchase up to an additional $22,500,000 aggregate principal amount of notes, solely to cover overallotments, if any.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
We expect that delivery of the notes will be made to investors in book-entry form through The Depository Trust Company on or about             , 2016.

Sole Book-Running Manager
RBC Capital Markets
Sole Structuring Advisor

The date of this prospectus supplement is            , 2016.

2

We and the underwriters have not authorized any person to provide you with any information other than the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus we provide to you that is required to be filed with the Securities and Exchange Commission, or the SEC. We and the underwriters take no responsibility for, and provide no assurance as to the reliability of, any other information that others may give to you. We and the underwriters are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus, as well as the information we previously filed with the SEC that is incorporated by reference in this prospectus supplement or the accompanying prospectus, is accurate as of any date other than its respective date.
We and the underwriters are offering to sell the notes only in places where offers and sales of the notes are permitted.

Prospectus
FORWARD-LOOKING STATEMENTS	i
ABOUT THIS PROSPECTUS	1
WHERE YOU CAN FIND MORE INFORMATION	2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	2
RISK FACTORS	4
THE COMPANY	5
SECURITIES WE MAY OFFER	5
USE OF PROCEEDS	6
RATIO OF EARNINGS TO FIXED CHARGES	6
DESCRIPTION OF DEBT SECURITIES	7
DESCRIPTION OF COMMON STOCK, PREFERRED STOCK AND DEPOSITARY SHARES	11
DESCRIPTION OF WARRANTS	13
DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS	14
DESCRIPTION OF UNITS	14
PLAN OF DISTRIBUTION	14
LEGAL MATTERS	16
EXPERTS	16

S-i

FORWARD-LOOKING STATEMENTS
Some of the statements made and information contained or incorporated by reference in this prospectus supplement are ‘‘forward-looking statements’’ within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts are “forward-looking statements” for purposes of these provisions, including any projections of earnings, revenues or other financial items, any statements of the plans and objectives of management for future operations, including any statements concerning new licensing or products, any statements regarding future economic conditions or performance, and any statement of assumptions underlying any of the foregoing. In some cases, forward-looking statements can be identified by the use of terminology such as -“may,” “will,” “intend,” “plan,” “believe,” “anticipate,” “expect,” “estimate,” “predict,” “potential,” “continue” or “opportunity,” or the negative of these words or comparable terminology. Similarly, statements regarding any projections of earnings, revenues or other financial items, as well as statements that describe our reserves and our future plans, strategies, intentions, expectations, objectives, goals or prospects are also forward-looking statements. Although we believe that the expectations presented in the forward-looking statements contained herein are reasonable at the time they were made, there can be no assurance that such expectations or any of the forward-looking statements will prove to be correct, and actual results could differ materially from those projected or assumed in the forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to inherent risks and uncertainties, including but not limited to the risk factors set forth below or incorporated by reference herein, and for the reasons described elsewhere or incorporated by reference in this prospectus supplement. Consequently, no forward-looking statements can be guaranteed. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. Any of the following factors may impact the achievement of results:

•	the ability to replace patent licensee revenues following final expiration in the first quarter of 2016 of license payments related to patents that expired in December 2014;

•	our ability to integrate Noden’s operations, including its financial reporting functions, and to retain Noden’s management team;

•	the ability to realize growth in revenues derived from sales of Tekturna® and Tekturna HCT® in the United States and Rasilez® and Rasilez HCT® in the rest of the world;

•	the ability to protect and extend the worldwide patent rights associated with Tektuna, including our ability to successfully receive a pediatric extension for certain patents related to Tektuna;

•	the outcome of pending litigation or disputes;

•	the failure of licensees, or other third parties from which we receive royalty payments, to comply with existing license agreements, including any failure to pay royalties due;

•	the results of our attempts to acquire new income-generating assets, whether royalty-based or otherwise, or to acquire companies that hold royalty or other income generating assets;

•
the productivity of acquired income-generating assets may not fulfill our revenue forecasts and, if secured by collateral, we may be undersecured and unable to recuperate our capital expenditures in the transaction;

•
the ability of our licensees, or other third parties from which we receive royalty payments, or other third parties from which we receive royalty payments, to maintain or obtain regulatory approvals for the products subject to royalties;

•	the ability of our licensees, to innovate, develop and commercialize their products;

•	the ability of our licensees, or other third parties from which we receive royalty payments, to protect and maintain the intellectual property rights;

•	the ability to liquidate the assets in our acquisitions, including patents, royalty rights and debt instruments that have limited secondary resale markets;

•
the validity and enforceability of our acquisitions of income generating assets, including the success of future royalty or product revenue streams and financing arrangements supported by future third party sales or royalties, and approval of licensed products that are in development, continued performance by licensees of their obligations under their agreements directly with us or through those companies for which we have made investments;

S-ii

•	changes in the third-party reimbursement environment;

•
changes in tax laws and regulations and challenges by taxing authorities of our characterizations of our corporate structure and the treatment of transactions or agreements within our corporate structure;

•	failure to meet securities analyst or investor expectations;

•	delisting from the NASDAQ Global Select Market (NASDAQ);

•	fluctuation in revenues and operating results;

•	fluctuations in foreign currency exchange rates;

•	our ability to attract, retain and integrate key employees;

•	entry into acquisitions or other material income generating asset transactions that may not produce anticipated income;

•	errors in royalty payment calculations and other factors beyond our control;

•	being required to register with the SEC as an “investment company” in accordance with the Investment Company Act of 1940; and

•	failures in our information technology and storage systems.
This list of factors is not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that would affect our business. Additional information regarding these and other factors may be contained in our filings with the Securities and Exchange Commission, especially on Forms 10-K, 10-Q and 8-K. All such risk factors are difficult to predict and contain material uncertainties that may affect actual results and may be beyond our control. All forward-looking statements and reasons why results may differ included in this prospective supplement are made as of the date hereof, and, unless required by law, we undertake no obligation to update or revise any of these forward-looking statements or reasons why actual results might differ, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in subsequent documents incorporated by reference in this prospectus supplement should be consulted. See the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors” and other matters discussed in our Annual Report on Form 10-K for the year ended December 31, 2015, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016, which are filed with the Securities and Exchange Commission and incorporated herein by reference. See “Incorporation of Certain Documents by Reference” in this prospectus supplement.
We own or have rights to certain trademarks, trade names, copyrights and other intellectual property used in our business, including PDL BioPharma, Inc. and the PDL logo, each of which is considered a registered trademark. All other company names, product names, trade names and trademarks included in this prospectus supplement are trademarks, registered trademarks or trade names of their respective owners.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights selected information about us, this offering and information appearing elsewhere in this prospectus supplement, in the accompanying prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our common stock. You should read this entire prospectus supplement and the accompanying prospectus, together with the information incorporated by reference, including the financial data and related notes, before making an investment decision. You should read “Risk Factors” beginning on page S-9 of this prospectus supplement and on page 4 of the accompanying prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent Quarterly Reports on Form 10-Q under the sections entitled “Risk Factors” for more information about important risks that you should consider before buying the notes to be issued in this offering.

The Company

Overview

PDL BioPharma, Inc. (we or PDL) manages a portfolio of pharmaceutical products and royalty assets, consisting of license agreements with various biotechnology and pharmaceutical companies, royalty rights and other acquired assets. To acquire new income generating assets, we provide non-dilutive growth capital and financing solutions to late-stage public and private healthcare companies and offer immediate financial monetization of royalty streams to companies, academic institutions, and inventors. We have committed over $1.4 billion and funded approximately $1.1 billion in these investments to date. We evaluate our investments based on the quality of the income generating assets and potential returns on investment. We are currently focused on acquiring new income generating assets and pharmaceutical products, the management of our intellectual property and income generating assets, and maximizing value for our stockholders. We may consider additional debt or equity financings to support the growth of our business if cash flows from existing investments are not sufficient to fund future potential investment opportunities and acquisitions.

We seek to optimize our return on investments so as to provide a significant return for our shareholders by acquiring and managing a portfolio of companies, products, royalty agreements and debt facilities in the biotech, pharmaceutical and medical device industries. In 2012, we began providing alternative sources of capital through royalty monetizations and debt facilities and in 2016, we began making equity investments in commercial stage companies. To date, we have consummated 16 of such transactions. Of these transactions, five have concluded with an average annual return of 18.4%: Merus Labs, Durata, AxoGen, Avinger and Paradigm Spine. Four debt transactions are outstanding, representing deployed and committed capital of $268 million and $308 million, respectively: LENSAR, Direct Flow Medical, kaléo and CareView. Currently we have seven royalty transactions outstanding representing deployed and committed capital of $496 million and $537 million, respectively: Depomed, Viscogliosi Brothers, University of Michigan, ARIAD, AcelRx and KYBELLA®. One hybrid royalty/debt transaction is outstanding representing deployed and committed capital of $44 million: Wellstat Diagnostics. The most recent equity and loan investments in Noden Pharma DAC and affiliates represents deployed and committed capital of $110.0 million and $202.0 million, respectively.

In July 2016, in connection with the Noden transaction, we began operating in two reportable segments: income generating assets and product sales. Our income generating assets consists of royalties from Queen et al. patents, notes and other long-term receivables, royalty rights at fair value and equity investments. Our product sales segment consists of revenue derived from Tekturna®, Tekturna HCT®, Rasilez® and Rasilez HCT® sales. Prospectively, we expect to focus on the acquisition of additional products and expect to transact fewer royalty transactions and still fewer debt transactions. Therefore, we anticipate that over time more of our revenues will come from our product sales segment and less of our revenues will come from our income generating assets segment.

Income Generating Assets

We acquire income generating assets when such assets can be acquired on terms that we believe allow us to increase return to our stockholders. These income generating assets are typically in the form of notes receivables, royalty rights and hybrid notes/royalty receivables and in some cases, equity. We primarily focus our income generating asset acquisition strategy on commercial stage therapies and medical devices having strong economic fundamentals. However, we do not expect that our acquired income generating assets will replace the revenues we generated from our license agreements related to our patents covering the humanization of antibodies, which we refer to as our Queen et al. patents. In the second quarter of 2016, our revenues materially decreased after we stopped receiving payments from certain Queen et al. patent licenses and legal settlements, which accounted for 82% of our fiscal 2015 revenues.
Royalties from Queen et al. patents
While the Queen et al. patents have expired and the resulting royalty revenue has dropped substantially since the first quarter of 2016, there is a knowhow royalty on the antibody of solanezumab (currently in Phase 3 trials) being investigated as a therapy to slow the progression of Alzheimer’s Disease in patients with a mild form of the disease. Under a licensing agreement with Eli Lilly & Company (“Eli Lilly”), who is developing and is expected to commercialize solanezumab if approved, we are entitled to a knowhow royalty of 2% of net sales for 12.5 years after its first commercialization. According to Eli Lilly, top line data from this Phase 3 trial is expected in the fourth quarter of 2016.
Notes and Other Long Term Receivables
We enter into credit agreements with borrowers across the healthcare industry, under which we make available cash advances to be used by the borrower. Obligations under these credit agreements are typically secured by a pledge of substantially all of the assets of the borrower and any of its subsidiaries. At September 30, 2016, we had a total of six notes receivable (or a hybrid of notes and royalty receivable) transactions outstanding.
Royalty Rights At Fair Value
We enter into various royalty agreements with counterparties, whereby the counterparty conveys to us the right to receive royalties that are typically payable on sales revenue generated by the sale, distribution or other use of the counterparties’ products. Certain of our royalty agreements provide the counterparty with the right to repurchase the royalty rights at any time for a specified amount. We record the royalty rights at fair value using discounted cash flows related to the expected future cash flows to be received. We use significant judgment in determining our valuation inputs, including estimates as to the probability and timing of future sales of the licensed product. A third party expert is generally engaged to assist us with the development of our estimate of the expected future cash flows. The estimated fair value of the asset is subject to variation should those cash flows vary significantly from our estimates. At each reporting period, an evaluation is performed to assess those estimates, discount rates utilized and general market conditions affecting fair market value. At September 30, 2016, we had a total of six royalty rights transactions outstanding.
Equity Investments
In addition to credit and royalty agreements, we make equity investments in healthcare companies. For example, we have acquired warrants to purchase equity interests in connection with certain of our existing debt transactions. Our investment objective with respect to these equity investment is to maximize our portfolio total return by generating current income from capital appreciation. Our primary business objectives are to increase our net income, net operating income and asset value by investing in warrants and equity of companies with the potential for equity appreciation and realized gains.
Product Sales
In addition to equity transactions with respect to income generating assets, we recently began making, and plan to continue to make, equity investments and other acquisitions related to companies who own or are acquiring pharmaceutical products. Our investment objective with respect to these transactions is to maximize our portfolio’s total return by generating current income from product sales. Our transaction with Noden which was consummated in July 2016, was our first investment of this type.
On July 1, 2016, Noden Pharma DAC, a newly-formed, majority-owned subsidiary of PDL organized under the laws of Ireland, entered into an asset purchase agreement whereby it purchased from Novartis Pharma AG (“Novartis”) the exclusive worldwide rights to manufacture, market, and sell the branded prescription medicine product sold under the name Tekturna® and Tekturna HCT® in the United States and Rasilez® and Rasilez HCT® in the rest of the world and certain related assets and assumed certain related liabilities. Upon the consummation of the Noden transaction, a noncontrolling interest holder acquired 6% equity interest in Noden Pharma DAC and Noden Pharma USA Inc. (collectively “Noden”). The equity interest of the noncontrolling interest holder are subject to vesting and repurchase rights over a four-year period. At September 30, 2016, 80% of the noncontrolling interest was subject to repurchase. PDL determined that Noden shall be consolidated under the voting interest model as of September 30, 2016.
The agreement between Novartis and Noden provides for various transition periods for development and commercialization activities relating to the Noden products. Initially, Novartis will continue to distribute the four products on behalf of Noden worldwide and Noden will receive a profit split on such sales. In the United States, the duration of the profit split ran from July 1, 2016 through the September 30, 2016. Outside the United States, the profit split is expected to run from July 1, 2016 through approximately March 31, 2017. The event that terminates the profit split arrangement is the transfer of the marketing authorization for the four products from Novartis to Noden. Generally, the profit split to Noden is defined as gross revenues less both a low single digit percentage as a fee to Novartis and the applicable rebates, trade discounts, returns, etc. Prior to the transfer of the marketing authorization revenue will be recognized on a net basis.
Because Novartis has not actively commercialized the four products for a number of years, and sales of the four products have been declining annually since that time, the ability of Noden to promote these four products successfully will determine whether revenues can be stabilized and grown.
2016 Dividends
On August 3, 2016, our board of directors decided to eliminate the quarterly cash dividend that we have historically paid over the past several years.
Corporate Information
PDL was organized as a Delaware corporation in 1986 under the name Protein Design Labs, Inc. In 2006, we changed our name to PDL BioPharma, Inc. Our business previously included a biotechnology operation that was focused on the discovery and development of novel antibodies. We spun-off the operation to our stockholders as Facet Biotech Corporation in December 2008.
For more information about our business, please refer to the “Business” section in our most recent Annual Report on Form 10-K filed with the SEC and incorporated by reference in this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC and incorporated by reference in this prospectus. Our principal executive offices are located at 932 Southwood Boulevard, Incline Village, Nevada, 89451, (775) 832-8500, and our Internet website address is www.pdl.com. Information contained on or connected to our Internet website is not a part of this prospectus.

The Offering
The following summary contains basic information about the notes. It does not contain all the information that may be important to you. For a more complete understanding of the notes, please refer to the section of this prospectus supplement entitled “Description of Notes” and the section of the accompanying prospectus entitled “Description of Debt Securities.”

Issuer	PDL BioPharma, Inc.

Securities Offered
$150,000,000 aggregate principal amount of     % Convertible Senior Notes due 2021. We have also granted the underwriters the option, which is exercisable within 12 days after the date of this prospectus supplement, to purchase up to an additional $22,500,000 aggregate principal amount of notes, solely to cover overallotments.

Maturity	December 1, 2021, subject to earlier repurchase or conversion.

Interest and Payment Dates	Interest on the notes will accrue at a rate of % per annum on the principal amount from , 2016, payable semiannually in arrears on June 1 and December 1 of each year, beginning on June 1, 2017

Ranking
The notes will be our senior unsecured obligations and will rank equal in right of payment to all of our existing and future senior unsecured indebtedness. The notes will rank senior in right of payment to any existing or future indebtedness which is subordinated by its terms. As of September 30, 2016 and December 31, 2015, we had $246.4 million and $246.4 million, respectively, of senior unsecured indebtedness equal in right of payment to the notes, including our outstanding 4.00% Senior Convertible Notes due 2018. The notes will be structurally subordinated to all liabilities of our subsidiaries and will be effectively junior to our current and future secured indebtedness to the extent of the value of the assets securing such indebtedness.

Conversion Rights
Holders may convert their notes at their option at any time prior to the close of business on the business day immediately preceding June 1, 2021, under the following circumstances:
- during any fiscal quarter (and only during such fiscal quarter) commencing after the fiscal quarter ending on March 31, 2017, if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) in the period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter exceeds 130% of the conversion price for the notes on each applicable trading day;
- during the five business-day period immediately after any five consecutive trading-day period, which we refer to as the “measurement period,” in which the trading price per $1,000 principal amount of notes for each trading day of that measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate for the notes for each such trading day; or

- upon the occurrence of specified corporate transactions described under “Description of Notes-Conversion of Notes-Conversion Upon Specified Corporate Transactions.”
In addition, holders may convert their notes at their option at any time beginning on June 1, 2021, and ending on the close of business on the second scheduled trading day immediately preceding the maturity date for the notes, regardless of the foregoing circumstances.
The initial conversion rate for the notes will be          shares of our common stock per $1,000 principal amount of notes, equivalent to an initial conversion price of approximately $     per share of common stock. The conversion rate will be subject to adjustment in certain events but will not be adjusted for accrued interest.
We will settle conversions by paying or delivering, as applicable, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, based on the applicable conversion rate. We refer to our obligation to pay or deliver these amounts as our “conversion obligation.” If we elect to deliver cash or a combination of cash and shares of our common stock, then the consideration due upon conversion will be based on an observation period consisting of 60 VWAP trading days (as described herein). See “Description of Notes-Conversion of Notes-Settlement Upon Conversion.”
In addition, following certain corporate events that occur prior to maturity, we will, in certain cases, increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate event by a number of additional shares of our common stock as described under “Description of Notes-Conversion of Notes-Increase in Conversion Rate Upon a Make-Whole Fundamental Change.”
You will not receive any separate cash payment, including any additional interest, upon conversion of a note except in circumstances described in “Description of Notes-Conversion of Notes-General.” Instead, interest will be deemed paid by the cash, shares of our common stock or combination of cash and shares of our common stock paid or delivered, as the case may be, to you upon conversion of a note.

No Optional Redemption	We may not redeem the notes prior to the maturity date, and no “sinking fund” is provided for the notes, which means that we are not required to redeem or retire the notes periodically.

Fundamental Change
If we undergo a fundamental change (as defined under “Description of Notes-Repurchase at Option of the Holder Upon a Fundamental Change“), subject to certain conditions, you will have the option to require us to repurchase all or any portion of your notes. The fundamental change repurchase price will be 100% of the principal amount of the notes to be repurchased plus any accrued and unpaid interest, including any additional interest, to but excluding the fundamental change repurchase date.

Events of Default
For a discussion of events that will permit acceleration of the payment of the principal of and accrued interest on the notes, see “Description of Notes-Events of Default“ in this prospectus supplement.

Use of Proceeds
We estimate that the net proceeds to us from this offering to be approximately $ million (or approximately $ million if the underwriters exercise their overallotment option in full), after deducting underwriting discounts and estimated fees and expenses related to this offering.
We expect to enter into a capped call transaction with Royal Bank of Canada, an affiliate of one of the underwriters (the “option counterparty”). We intend to use approximately $ million of the net proceeds from this offering to pay the cost of the capped call transaction.
If the underwriters exercise their overallotment option, we expect to use a portion of the net proceeds from the sale of such additional notes to enter into an additional capped call transaction.
We intend to use approximately $ million of the net proceeds from this offering to repurchase up to approximately $ million aggregate principal amount of our outstanding 4.00% Senior Convertible Notes due 2018 and the remaining proceeds to acquire income-generating assets and pharmaceutical products and for general corporate purposes. Pending such uses, we intend to invest any remaining net proceeds of this offering in interest-bearing, short-term securities issued or guaranteed as to principal or interest by the United States or a person controlled by the government of the United States. See “Use of Proceeds.”

Book-Entry Form
The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company, which we refer to as DTC, and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee, and any such interest may not be exchanged for certificated securities, except in limited circumstances described herein. See “Description of Notes-Book-Entry, Delivery and Form.”

Absence of a Public Market for the Notes
The notes are new securities, and there is currently no established market for the notes. Some of the underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and they may discontinue any market-making with respect to the notes without notice. We do not intend to apply for a listing of the notes on any national securities exchange or any automated dealer quotation system. We cannot assure you as to the development or liquidity of any market for the notes.

Trading Symbol for Our Common Stock	Our common stock is listed on the NASDAQ Global Select Market under the symbol “PDLI.”

Capped Call Transaction
In connection with the pricing of the notes, we expect to enter into a capped call transaction with the option counterparty. The capped call transaction is intended to reduce the dilutive impact of the conversion feature of the notes offered hereby on our outstanding shares of common stock and/or offset any cash payments we will be required to make in excess of the principal amount, upon any conversion of the notes, with such reduction and/or offset subject to a cap. If the underwriters exercise their overallotment option to purchase additional notes, we expect to enter into an additional capped call transaction.
In connection with establishing their initial hedge of the capped call transaction, the option counterparty and/or its affiliates expect to enter into various derivative transactions with respect to our common stock concurrently with or shortly after the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of our common stock or the notes at that time.
In addition, the option counterparty and/or its affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to our common stock and/or purchasing or selling our common stock in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during any observation period related to a conversion of notes). This activity could also cause or avoid an increase or a decrease in the market price of our common stock or the notes, which could affect your ability to convert the notes and, to the extent the activity occurs during any observation period related to a conversion of notes, could affect the amount and value of the consideration that you will receive upon conversion of the notes. See “Risk Factors-Risk Factors Related to the Notes and Our Common Stock-The capped call transaction may affect the value of the notes and our common stock.“

U.S. Federal Income Tax Considerations
Holders are urged to consult their own tax advisors with respect to the federal, state, local and foreign tax consequences of purchasing, owning and disposing of the notes and the common stock issuable upon conversion of the notes. See “Material U.S. Federal Income Tax Considerations.”

Trustee	The trustee for the notes is The Bank of New York Mellon Trust Company, N.A.

Governing Law
The indenture and the notes, and any claim, controversy or dispute arising under or related to the indenture or the notes, will be governed by, and will be construed in accordance with, the laws of the State of New York.

Risk Factors
See “Risk Factors” beginning on page S-9 and other information included in this prospectus supplement and the documents incorporated by reference in this prospectus supplement for a discussion of factors you should carefully consider before deciding to invest in our notes.

Unless otherwise noted, the information in this prospectus supplement assumes that the underwriters’ overallotment option will not be exercised.

RISK FACTORS
Investing in our securities involves risks. Our business is influenced by many factors that are difficult to predict and beyond our control and that involve uncertainties that may materially affect our results of operations, financial condition or cash flows, or the value of the notes and underlying shares. These risks and uncertainties include those described in the risk factor and other sections of the documents that are incorporated by reference in this prospectus supplement and the accompanying prospectus. The risks and uncertainties incorporated by reference in this prospectus supplement and the accompanying prospectus are not the only risks and uncertainties we may confront. Moreover, risks and uncertainties not presently known to us or currently deemed immaterial by us may also adversely affect our business, results of operations, financial condition or cash flows, or the value of the notes and underlying shares. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus supplement and the accompanying prospectus, including the risk factors listed below. Any of these risks, as well as other risks and uncertainties, could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the trading price of the notes and underlying shares.
Keep these risk factors in mind when you read forward-looking statements contained in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. All statements other than statements of historical facts are “forward-looking statements” for purposes of these provisions, including any projections of earnings, revenues or other financial items, any statements of the plans and objectives of management for future operations, including any statements concerning new licensing or products, any statements regarding future economic conditions or performance, and any statement of assumptions underlying any of the foregoing. In some cases, forward-looking statements can be identified by the use of terminology such as “may,” “will,” “intend,” “plan,” “believe,” “anticipate,” “expect,” “estimate,” “predict,” “potential,” “continue” or “opportunity,” or the negative of these words or words of similar import. Although we believe that the expectations presented in the forward-looking statements contained or incorporated by reference herein are reasonable at the time they were made, there can be no assurance that such expectations or any of the forward-looking statements will prove to be correct, and actual results could differ materially from those projected or assumed in the forward-looking statements.
Risks Related to Our Business
Please carefully consider the information set forth in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2016, June 30, 2016 and September 30, 2016 and the risk factors discussed in Part I, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, which could materially affect our business, financial condition or future results. The risks described in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as other risks and uncertainties, could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the trading price of our securities. Additional risks not currently known or currently material to us may also harm our business.

As we continue to develop our business, changes in our mix of assets and our sources of income may require that we register with the SEC as an “investment company” in accordance with the Investment Company Act of 1940.
We are not registered and have no current intention to register as an “investment company” under the Investment Company Act of 1940, or the 40 Act, in reliance on one or more exceptions or exemptions to the 40 Act. Accordingly, we are not currently subject to the provisions of the 40 Act, such as compliance with the 40 Act’s reporting requirements, capital structure requirements, affiliate transaction restrictions, conflict of interest rules, requirements for disinterested directors and other substantive provisions.
Generally, to avoid being a company that is an “investment company” under the 40 Act, a company must both: (a) not be or hold itself out as being engaged primarily in the business of investing, reinvesting or trading in securities, and (b) either (i) not hold or propose to acquire “investment securities” with a value of more than 40% of the value of its total asset (exclusive of U.S. government securities and cash items) on an unconsolidated basis, or (ii) not have (x) more than 45% of the value of its total assets (exclusive of government securities and cash items) consist of investment securities and (y) more than 45% of its net income after taxes (for the last four fiscal quarters combined) be derived from investment securities. Excluded from the term “investment securities” are, among other things, U.S. government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company for certain privately-offered investment vehicles set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

In addition, we would not be an “investment company” if an exception, exemption, or safe harbor under the 40 Act applies.

We have in the past relied and may in the future rely on one ore more exceptions under the 40 Act, including an exception under the 40 Act provided by Section 3(c)(5)(A). To rely on Section 3(c)(5)(A), as interpreted by the staff of the SEC, we would be required to have at least 55% of our total assets in “notes, drafts, acceptances, open accounts receivable, and other obligations representing part or all of the sales price of merchandise, insurance, and services,” or Qualifying Assets. In a no-action letter issued to Royalty Pharma on August 13, 2010, the SEC staff stated that certain royalty interests of the type we own are Qualifying Assets. If the SEC or its staff in the future adopts a contrary interpretation or otherwise restricts the conclusions in the staff’s no-action letter such that our royalty interests are no longer Qualifying Assets for purposes of Section 3(c)(5)(A), or if the percentage of our total assets comprising Qualifying Assets falls below 55% and another exception or exemption is not available, we could be required to register under the 40 Act.

In light of the composition of our assets following the Noden transaction, we are now relying on Rule 3a-2 under the 40 Act which provides a safe harbor exemption for a period of one year from the date of classification (which in our case was July 1, 2016) for a “transient investment company” so long as the company does not intend to engage primarily in the business of investing, reinvesting, owning, holding or trading in securities and has a bona fide intent to be engaged primarily, as soon as is reasonably possible and in any event within that one-year period, in a business other than that deemed to be an “investment company.” A company may rely on Rule 3a-2 only once during any three-year period. The Board has resolved and determined that we not engage in the business of investing, reinvesting, owning, holding or trading in securities and is developing a plan to move us outside the definition of “investment company” by June 30, 2017. This may limit our ability to make certain investments, or require us to take or forego certain actions (including divesting certain assets) which could otherwise be beneficial to us. These restrictions could materially and adversely affect our financial conditions and results of operation. Moreover, there can be no assurance that we will be able to execute that plan or otherwise move outside the scope of the 40 Act within the one-year deadline.

While, we intend to conduct our operations so that we will not be deemed an investment company, it is possible that we will be required to register as an “investment company” in the future. The rules and interpretations of the SEC and the courts relating to the definition of “Investment Company” are highly complex in numerous respects. If we were required to register as an “investment company,” the obligations imposed on us by the 40 Act would likely require substantial changes in the way we do business and would result in significant additional regulatory and administrative burdens and costs. In order to remain outside the scope of regulation under the 40 Act, we may need to take various actions which we might otherwise not pursue. These actions may include restructuring the Company and modifying our mixture of assets and income, including divesting certain desirable assets immediately, and could have a material and adverse effect on the Company.

Risk Factors Related to the Notes and Our Common Stock

We may not have the ability to raise the funds necessary to repurchase the notes or our other indebtedness upon a fundamental change or to pay cash upon conversion of the notes.
Holders may require us to repurchase all or a portion of their notes upon a fundamental change as described under “Description of Notes-Repurchase at Option of the Holder Upon a Fundamental Change.” In addition, upon conversion of the notes, we will be required to satisfy part or all of our conversion obligation in cash unless we elect to settle conversions solely in shares of our common stock, as described under “Description of Notes-Conversion of Notes-Settlement Upon Conversion.” However, we may not have enough available cash or be able to obtain financing at the time we are required to make cash payments to repurchase notes or in connection with conversions of notes. Further, we may be contractually restricted by agreements governing our indebtedness\ from repurchasing all of the notes tendered by holders upon a fundamental change or from making any cash payments required upon conversion, and any future borrowing arrangements or debt agreements to which we become a party may contain restrictions on or prohibitions against making cash payments due upon maturity, required repurchase or conversion of the notes. We are not prevented by the terms of the notes or our other current indebtedness from entering into other debt instruments that could prohibit such payments. If we are prohibited from repaying or repurchasing the notes or paying any cash amounts due upon conversion, we could try to obtain the consent of lenders under those the applicable borrowing agreement, or we could attempt to refinance the borrowings that contain the restrictions. If we do not obtain the necessary consents or refinance the borrowings, we will be unable to make cash payments with respect to the notes when due without causing an event of default under our other applicable indebtedness, which could, in turn, result in an event of default under the indenture governing the notes. Any such failure to pay cash on the notes when due would constitute an event of default under the indenture which could, in turn, constitute a default under the terms of our other indebtedness. In addition, our ability to repurchase the notes or to pay cash upon conversions of the notes may be limited by law or by regulatory authority. Our failure to repurchase notes at a time when the repurchase is required by the indenture or to pay any cash payable on future conversions of the notes would constitute an event of default under the indenture. An event of default under the indenture or the fundamental change itself could also lead to a default under agreements governing our existing and future indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes or make cash payments upon conversions thereof.
The notes will be unsecured and will rank pari passu with our other senior debt; the notes will be effectively subordinated to our secured indebtedness (to the extent of the value of the assets securing such indebtedness) and will be structurally subordinated to all liabilities of our subsidiaries, including trade payables.
The notes will rank equal in right of payment to all of our existing and future senior indebtedness, including our trade payables. As of September 30, 2016 and December 31, 2015, we had $246.4 million and $246.4 million, respectively, of senior unsecured indebtedness equal in right of payment to the notes, including our outstanding 4.00% Senior Convertible Notes due 2018. The notes will not be secured by any of our assets or those of our subsidiaries. As a result, the notes will be effectively subordinated to all of our secured indebtedness to the extent of the value of the assets securing such indebtedness. In any liquidation, dissolution, bankruptcy or other similar proceeding, holders of our secured debt may assert rights against any assets securing such debt in order to receive full payment of their debt before those assets may be used to pay the holders of the notes. As of September 30, 2016 and December 31, 2015, excluding trade payables, we had $0 and $25.0 million, respectively, of senior secured indebtedness outstanding.
In the event of our insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up, we may not have sufficient assets to pay amounts due on any or all of the notes then outstanding. See “Description of Notes-General.”
None of our subsidiaries will guarantee our obligations under, or otherwise become obligated to pay any amounts due on, the notes, and the notes will not be secured by any of the assets of our subsidiaries. Our right to receive assets from any of our subsidiaries upon its liquidation or reorganization, and the right of holders of the notes to participate in those assets, is structurally subordinated to claims of that subsidiary’s creditors, including trade creditors. The ability of our subsidiaries to pay dividends and make other payments to us may be restricted by, among other things, applicable corporate and other laws and regulations as well as agreements to which our subsidiaries may become a party. Even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us.
The notes will not be protected by restrictive covenants.
The indenture governing the notes will not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. In light of the absence of any of the foregoing restrictions, we may conduct our businesses in a manner that may cause the market price of the notes and our common stock to decline or otherwise restrict or impair our ability to pay amounts due on the notes. In addition, the indenture will not contain covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change involving us, except to the extent described under “Description of Notes-Repurchase at Option of the Holder Upon a Fundamental Change” and “Description of Notes-Conversion of Notes-Increase in Conversion Rate Upon a Make-Whole Fundamental Change.” While the indenture governing the notes will provide for an adjustment to the conversion rate upon certain dilutive events, as described under the headings “Description of the Notes-Conversion of Notes-Conversion Rate Adjustments“ and, if applicable, under “Description of the Notes-Conversion of Notes-Increase in Conversion Rate Upon a Make-Whole Fundamental Change,” such adjustments may not adequately compensate you for any lost value of your notes as a result of any related distributions to our common stockholders, delisting of our common stock or other events, and the conversion rate for the notes may not be adjusted for all dilutive events. See “-The conversion rate for the notes may not be adjusted for all dilutive events.” below.
Fluctuations in the trading price of our common stock after you elect to convert your notes may cause you to receive less valuable consideration than expected.
We will generally have the right to settle conversions in cash, shares of our common stock or a combination of cash and shares of our common stock. If we elect to settle conversions solely in cash or in a combination of cash and shares of our common stock, the consideration due upon conversion will be determined based on the volume-weighted average price of our common stock during the related “observation period,” which will consist of 60 VWAP trading days. Except in certain circumstances, the observation period will begin after the related conversion date. Accordingly, a considerable amount of time may lapse between the time you elect to convert your notes and the time you receive the consideration due upon conversion, and if the trading price of our common stock declines during this time, then you may receive less consideration, or consideration that is less valuable, than expected.
Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.
Upon the occurrence of certain fundamental change transactions described under “Description of Notes-Repurchase at Option of the Holder Upon a Fundamental Change,” you will have the right to require us to repurchase your notes. However, the fundamental change provisions will only afford protection to holders of notes in the event of certain transactions. Other transactions, such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us, may not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.
The adjustment to the conversion rate for notes converted in connection with make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction.
If a specified corporate event constituting a make-whole fundamental change occurs, under certain circumstances we will increase the conversion rate applicable to your notes, as described under “Description of Notes-Conversion of Notes-Increase in Conversion Rate Upon a Make-Whole Fundamental Change.” While the adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change is designed to compensate you for the lost option value of your notes as a result of such transaction, the increase is only an approximation of such lost option value and may not adequately compensate you for such loss. In addition, if the stock price for such transaction (determined as described under “Description of Notes-Conversion of Notes-Increase in Conversion Rate Upon a Make-Whole Fundamental Change”) is greater than $      per share, or if such price is less than $     per share (each such price, subject to adjustment), no adjustment will be made to the applicable conversion rate. Moreover, in no event will the conversion rate per $1,000 principal amount of notes as a result of this adjustment exceed          shares of common stock, subject to adjustment in the same manner as the conversion rate as set forth under “Description of Notes-Conversion of Notes-Conversion Rate Adjustments.”
In addition, our obligation to increase the conversion rate could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.
The conversion rate for the notes may not be adjusted for all dilutive events.
The conversion rate of the notes is subject to adjustment for certain events, including the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, cash dividends and certain issuer tender or exchange offers, as described under “Description of Notes-Conversion of Notes-Conversion Rate Adjustments.” The conversion rate will not be adjusted, however, for other events, such as a third-party tender or exchange offer, the issuance of common stock upon conversion of our existing convertible notes or an issuance of common stock for cash, which may adversely affect the trading price of the notes or our common stock. In addition, an event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to such conversion rate.
The conditional conversion feature of the notes could result in your receiving less than the value of our common stock underlying your notes.
Prior to June 1, 2021, the notes are convertible only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes and consequently will not be able to receive the consideration that would be due upon conversion. This may negatively affect the trading prices of the notes.
The conditional conversion features of the notes, if triggered, may adversely affect our financial condition and operating results.
In the event the conditional conversion features of the notes are triggered, holders of notes will be entitled to convert the notes at any time during specified periods at their option. See “Description of Notes-Conversion of Notes.” If one or more holders elect to convert their notes, we could be required to make cash payments to satisfy part or all of our conversion obligation in respect of each note, which could adversely affect our liquidity. In addition, even if holders do not elect to convert their notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding debt carrying amount of the notes as a current rather than long-term liability, which could result in a material reduction of our net working capital.
As a holder of notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.
If you hold notes, you will not, as such, be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting our common stock. You will have the rights with respect to our common stock only if you convert your notes and become a record owner of the shares of our common stock, if any, due upon such conversion. For example, in the event that an amendment is proposed to our charter or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the date you are deemed the record owner of the shares of our common stock, if any, due upon conversion, you will not be entitled to vote on the amendment, although you nevertheless will be subject to any changes in the powers, preferences or special rights of our common stock.
The fundamental change provisions may delay or prevent an otherwise beneficial takeover attempt of PDL.
The fundamental change repurchase rights, which will allow holders to require us to repurchase all or a portion of their notes upon the occurrence of a fundamental change, as described in “Description of Notes-Repurchase at Option of the Holder Upon a Fundamental Change,” and the provisions requiring an increase to the conversion rate in certain circumstances for conversions in connection with make-whole fundamental changes, as described in “Description of Notes-Conversion of Notes-Increase in Conversion Rate Upon a Make-Whole Fundamental Change,” may in certain circumstances delay or prevent a takeover of us or the removal of incumbent management that might otherwise be beneficial to investors.
Provisions in Delaware law and our certificate of incorporation and amended and restated bylaws may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for our common stock and could entrench management.
Our certificate of incorporation and amended and restated bylaws contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests, including the ability of our board of directors to designate the terms of and issue new series of preferred stock, provision of a staggered board, limitations on who can call special meetings of stockholders and advance notice requirements for stockholder proposals and director nominations. In addition, Section 203 of the Delaware General Corporation Law, which we have not opted out of, prohibits a public Delaware corporation from engaging in certain business combinations with an “interested stockholder” (as defined in such section) for a period of three years following the time that such stockholder became an interested stockholder without the prior consent of our board of directors. Section 203 of the Delaware General Corporation Law, as well as these charter and bylaws provisions, may make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.
Conversion of the notes may dilute the ownership interest of existing stockholders, including holders who have previously converted their notes.
To the extent we issue common stock upon conversion of the notes, such conversion would dilute the ownership interests of existing stockholders, including holders who had previously converted their notes and received shares of our common stock, despite the expected reduction of such dilution as a result of the capped call transaction. In addition, in certain circumstances, such as a conversion of notes in connection with a make-whole fundamental change, the value of the shares we are entitled to receive under the capped call transaction may be less than the value of the shares in excess of the principal amount of the notes that we are obligated to deliver upon conversion of the notes. Sales of our common stock in the public market or sales of any of our other securities could dilute ownership and earnings per share, and even the perception that such sales could occur could cause the market price of our common stock to decline. The market price of our common stock also could decline as a result of sales of shares of our common stock made after this offering or the perception that such sales could occur.
Future issuances of shares of common stock may depress the trading price of our common stock and the notes.
Any issuance of equity securities after this offering, including any issuance of shares of our common stock upon conversion of the notes, could dilute the interests of our existing stockholders, including stockholders who have received shares of our common stock upon conversion of their notes, and could substantially decrease the trading price of our common stock and the notes.
We may incur significantly more debt, which could further increase the risks described above.
The terms of the notes do not limit our ability to incur additional indebtedness. If new indebtedness is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify, and we may not be able to meet all our debt obligations, including repayment of the notes, in whole or in part. Subject to certain limitations, additional debt could also be secured or incurred by our subsidiaries, which could increase the risks described above herein.
You will be subject to tax if we make or fail to make certain adjustments to the conversion rate of the notes even though you do not receive a corresponding cash distribution.
The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you will be deemed to have received a dividend subject to U.S. federal income tax without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. If a make-whole fundamental change occurs prior to the maturity date, under some circumstances, we will increase the conversion rate for notes converted in connection with the make-whole fundamental change. Such increase may also be treated as a distribution subject to U.S. federal income tax as a dividend. See “Material U.S. Federal Income Tax Considerations.” If you are a non-U.S. holder (as defined in “Material U.S. Federal Income Tax Considerations”), any deemed dividend would generally be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty, which may be set off against subsequent payments on the notes. On April 12, 2016, the Internal Revenue Service proposed regulations addressing the amount and timing of deemed distributions, obligations of withholding agents and filing and notice obligations of issuers, which if adopted could affect the U.S. federal income tax treatment of a holder of notes deemed to receive such a distribution. See “Material U.S. Federal Income Tax Considerations.”
The market price of the notes is expected to be significantly affected by the market price of our common stock.
We expect that the market price of our notes will be significantly affected by the market price of our common stock. The market price of our common stock could fluctuate significantly for many reasons, including in response to the risks described in this section, elsewhere in this prospectus supplement and the accompanying prospectus or the documents we have incorporated by reference in this prospectus supplement and the accompanying prospectus or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our customers, competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability. This may result in greater volatility in the market price of the notes than would be expected for nonconvertible debt securities. A decrease in the market price of our common stock would likely adversely impact the trading price of the notes.
Any adverse rating of the notes may cause the value of the notes to fall.
We do not intend to seek a rating on the notes. However, if, in the future, one or more rating agencies rate the notes and assign the notes a rating lower than the rating expected by investors, or reduce or withdraw their rating, or place the notes on “watch list,” the market price of the notes and our common stock would be adversely affected.
Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes.
The notes are a new issue of securities for which there is no established public market. The underwriters have advised us that they intend to make a market in the notes as permitted by applicable laws and regulations; however, they are not obligated to make a market in the notes, and they may discontinue market-making activities at any time without notice. Therefore, an active market for the notes may not develop or, if developed, may not continue. The liquidity of any market for the notes will depend upon the number of holders of the notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors. A liquid trading market may not develop for the notes. If a market develops, the notes could trade at prices that may be lower than the initial offering price of the notes. If an active market does not develop or is not maintained, the price and liquidity of the notes may be adversely affected.

The capped call transaction may affect the value of the notes and our common stock.
We expect to enter into a capped call transaction with the option counterparty concurrently with the pricing of the notes. The capped call transaction is expected to reduce the potential dilution with respect to our common stock and/or offset any cash payments we will be required to make in excess of the principal amount, upon any conversion of the notes, with such reduction and/or offset subject to a cap. If the underwriters exercise their overallotment option, we expect to use a portion of the net proceeds from the sale of such additional notes to enter into an additional capped call transaction. The capped call transaction will be accounted for as an adjustment to our stockholders’ equity.
In connection with establishing their initial hedge of the capped call transaction, the option counterparty and/or its affiliates expect to enter into various derivative transactions with respect to our common stock concurrently with or shortly after the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of our common stock or the notes at that time.
In addition, the option counterparty and/or its affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to our common stock and/or purchasing or selling our common stock in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during any observation period related to a conversion of notes). This activity could also cause or avoid an increase or a decrease in the market price of our common stock or the notes, which could affect your ability to convert the notes and, to the extent the activity occurs during any observation period related to a conversion of notes, it could affect the amount and value of the consideration that you will receive upon conversion of the notes.
In addition, if the capped call transaction fails to become effective, whether or not this offering of notes is completed, the option counterparty and/or its affiliates may unwind their hedge positions with respect to our common stock, which could adversely affect the value of our common stock and, if the notes have been issued, the value of the notes. The potential effect, if any, of these transactions and activities on the market price of our common stock or the notes will depend in part on market conditions and cannot be ascertained at this time. Any of these activities could adversely affect the value of our common stock and the value of the notes (and as a result, the value of the consideration, the amount of cash and the number of shares, if any, that you would receive upon the conversion of any notes) and, under certain circumstances, your ability to convert your notes.
The capped call transaction is a separate transaction (expected to be entered into between us and the option counterparty), is not part of the terms of the notes and will not affect the holders’ rights under the notes. As a holder of the notes, you will not have any rights with respect to the capped call transaction.
We do not make any representation or prediction as to the direction or magnitude of any potential effect that the transaction described above may have on the price of the notes or our common stock. In addition, we do not make any representation that the option counterparty will engage in this transaction or that this transaction, once commenced, will not be discontinued without notice. See “Description of Capped Call Transaction.”
In addition, a failure by the option counterparty or its affiliates (due to bankruptcy or otherwise) to pay or deliver, as the case may be, to us amounts owed to us under the capped call transaction will not reduce the consideration we are required to deliver to a holder upon its conversion of notes and may result in an increase in dilution with respect to our common stock.
We are subject to counterparty risk with respect to the capped call transaction.
The option counterparty is a financial institution, and we will be subject to the risk it might default under the capped call transaction. Our exposure to the credit risk of the option counterparty will not be secured by any collateral. Recent global economic conditions have resulted in the actual or perceived failure or financial difficulties of many financial institutions. If the option counterparty becomes subject to insolvency proceedings, we will become an unsecured creditor in those proceedings, with a claim equal to our exposure at that time under our transactions with the option counterparty. Our exposure will depend on many factors but, generally, an increase in our exposure will be correlated to an increase in the market price and in the volatility of our common stock. In addition, upon a default by the option counterparty, we may suffer adverse tax consequences and more dilution than we currently anticipate with respect to our common stock. We can provide no assurances as to the financial stability or viability of the option counterparty.
Regulatory actions and other events may adversely affect the trading price and liquidity of the notes.
We expect that certain investors in, and potential purchasers of, the notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the notes. Investors would typically implement such a strategy by selling short the common stock underlying the notes and dynamically adjusting their short position while continuing to hold the notes. Investors may also implement this type of strategy by entering into swaps on our common stock in lieu of or in addition to short selling the common stock.
The SEC and other regulatory and self-regulatory authorities have implemented various rules and taken certain actions, and may in the future adopt additional rules and take other actions, that may impact those engaging in short selling activity involving equity securities (including our common stock). Such rules and actions include Rule 201 of SEC Regulation SHO, the adoption by the Financial Industry Regulatory Authority, Inc. and the national securities exchanges of a “Limit Up-Limit Down” program, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, the notes to effect short sales of our common stock, borrow our common stock or enter into swaps on our common stock could adversely affect the trading price and the liquidity of the notes.
The accounting method for convertible debt securities that may be settled in cash or other assets, such as the notes, will impact our reported financial results.
Under the Financial Accounting Standards Board Accounting Standards Codification, or ASC, Subtopic 470-20 Debt with Conversion and Other Options (ASC 470-20), an entity must separately account for the liability and equity components of the convertible debt instruments (such as the notes) that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer’s economic interest cost for unconvertible debt. The effect of ASC 470-20 on the accounting for the notes is that the equity component of the notes is required to be included in additional paid-in capital in stockholders’ equity on our consolidated balance sheet and the value of the equity component will be treated as original issue discount for purposes of accounting for the debt component of the notes. As a result, we will be required to record non-cash interest expense over the term of the notes related to the accretion of the discounted carrying value of the notes to their principal amount. We will report lower net income because ASC 470-20 will require reported interest expense to include both the amortization of the debt discount and the instrument’s stated coupon interest, which could adversely affect our reported or future financial results, the trading price of our common stock and the trading price of the notes.
In addition, we expect to be eligible to use the treasury stock method to reflect the shares underlying the notes in our diluted earnings per share. Under this method, if the conversion value of the notes exceeds their principal amount for a reporting period, then we will calculate our diluted earnings per share assuming that all the notes were converted and that we issued shares of our common stock to settle the excess. However, if reflecting the notes in diluted earnings per share in this manner is anti-dilutive, or if the conversion value of the notes does not exceed their principal amount for a reporting period, then the shares underlying the notes will not be reflected in our diluted earnings per share. We cannot be sure that the accounting standards in the future will continue to permit the use of the treasury stock method. If we are unable to use the treasury stock method in accounting for the shares issuable upon conversion of the notes, then our diluted earnings per share may be adversely affected.

USE OF PROCEEDS
We estimate that the net proceeds from this offering will be approximately $ million, after deducting the discounts, commissions and estimated expenses payable by us. If the underwriters exercise in full their overallotment option to purchase up to an additional $22,500,000 aggregate principal amount of the notes offered hereby, we estimate the net proceeds will be approximately $ million. We expect to use approximately $ million of the net proceeds of this offering to pay the cost of the capped call transaction described herein, which is expected to reduce the dilutive impact of the conversion feature of the notes offered hereby on our outstanding shares of common stock. We intend to use approximately $ million of the net proceeds from this offering to repurchase up to approximately $ million aggregate principal amount of our outstanding 4.00% Senior Convertible Notes due 2018 and the remaining proceeds to acquire income-generating assets and pharmaceutical products and for general corporate purposes. Pending such uses, we intend to invest any remaining net proceeds of this offering in interest-bearing, short-term securities issued or guaranteed as to principal or interest by the United States or a person controlled by the government of the United States.
We expect to enter into the capped call transaction with the option counterparty. If the underwriters exercise in full their option to purchase additional notes to cover overallotments, we expect to use a portion of the net proceeds from the sale of the additional notes to purchase an additional capped call transaction, which would increase the total cost of the capped call transaction to approximately $ million.

DIVIDEND POLICY
On August 3, 2016, our board of directors decided to eliminate the quarterly cash dividend that we have historically paid over the past several years.

PRICE RANGE OF COMMON STOCK
Our common stock is listed on NASDAQ under the symbol “PDLI.” The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock as reported on NASDAQ.

	Price Range of Common Stock
	High	Low
2014
First Quarter	$9.22	$7.38
Second Quarter	9.87	7.90
Third Quarter	10.26	7.42
Fourth Quarter	8.60	7.22
2015
First Quarter	$7.88	$6.52
Second Quarter	7.42	6.18
Third Quarter	6.63	4.58
Fourth Quarter	5.35	3.29
2016
First Quarter	$3.57	$2.58
Second Quarter	3.84	2.94
Third Quarter	3.62	2.72
Fourth Quarter (through November 14, 2016)	3.69	3.02

The last reported sale price of our common stock on NASDAQ on November 14, 2016 was $3.67 per share. As of November 11, 2016, there were 165,540,749 shares of our common stock outstanding held by approximately 129 holders of record.

CAPITALIZATION
The following table sets forth our cash, cash equivalents, short-term investments and capitalization as of September 30, 2016. Our cash, cash equivalents, investments and capitalization is presented:

•	on an actual basis;

•
on an as-adjusted basis to reflect (i) our net proceeds of approximately $ million from the issuance of the notes offered hereby, after deducting the discounts, commissions and estimated expenses payable by us; (ii) the use of approximately $ million to pay the cost of the capped call transaction, as described under “Description of Capped Call Transaction”; and (iii) the repurchase of approximately $ aggregate principal amount of our outstanding 4.00% Senior Convertible Notes due 2018 as described under “Use of Proceeds.”

You should read this table along with our consolidated financial statements and related notes and the other financial information incorporated by reference into this prospectus supplement or the accompanying prospectus.

	As of September 30, 2016
	Actual	As Adjusted
	(dollars in thousands)
	(unaudited)
Cash, cash equivalents and short-term investments	$189,575		$(1)(2)

Long term debt, including current maturities:
4.0% Convertible Senior Notes due 2018	$234,895		$(2)

% Convertible Senior Notes due 2021 offered hereby			(3)
Total debt	$234,895	$
Total stockholders’ equity	$753,856		$(1)(2)(3)
Total capitalization	$988,751	$
____________________________
_______________

(1)
Reflects an estimated amount of $__ million for the pre-tax cost of the capped call transaction, as described under “Description of Capped Call Transaction.” Such cost is included in additional paid-in capital in our total stockholders’ equity.

(2)
The amounts shown in the table above for our outstanding 4.0% Convertible Senior Notes due 2018 represent their outstanding principal amount and do not reflect the application of Accounting Standards Codification 470-20, which is described in note 3 below. As of September 30, 2016, the debt component of our outstanding 4.0% Convertible Senior Notes due 2018, was $234.9 million.

(3)
Accounting Standards Codification ASC 470-20 provides that issuers of convertible debt that may be wholly or partially settled in cash, such as the notes offered hereby and our outstanding 4.00% Convertible Senior Notes due 2018, must separately account for the liability and equity components in a manner that will reflect the issuer’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. The amount presented does not reflect the debt discount that we will be required to recognize for the notes offered hereby. Following the issuance of the notes, we will record a debt discount for the notes that will decrease total consolidated debt and increase additional paid-in capital. The debt component will accrete up to the principal amount over the expected term of the debt.

DESCRIPTION OF NOTES
Set forth below is a description of the terms of our     % Convertible Senior Notes due 2021, or the “notes,” which are a series of “debt securities” as described in the accompanying prospectus. This description supplements, and should be read together with, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus under the caption “Description of Debt Securities.” This “Description of Notes” section, however, supersedes the information set forth in the accompanying prospectus to the extent inconsistent with that information, and the notes will not be subject to certain provisions described in the accompanying prospectus, as specified below.
We will issue the notes under the senior indenture referred to in the accompanying prospectus which is to be entered into upon the closing of this offering and dated as of the closing date between us, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee (which we refer to as the “trustee”), as supplemented by a supplemental indenture thereto, between the same parties, which is to be entered into upon the initial closing of this offering and dated as of that closing date (we refer to this senior indenture, as supplemented, as the “indenture”). The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (which we refer to as the “Trust Indenture Act”), which will be deemed to apply to the indenture.
The following is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to, and is qualified by reference to, all the provisions of the notes and the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes. A copy of the indenture, including the form of the certificate evidencing the notes, is available to you upon request. See “Where You Can Find More Information.”
In this section of the prospectus supplement (entitled “Description of Notes”), when we refer to “PDL,” “we,” “our,” or “us,” we are referring to PDL BioPharma, Inc. and not any of its subsidiaries.
General
We are offering $150,000,000 aggregate principal amount of the notes (or $172,500,000 if the underwriters exercise their overallotment option in full).
The notes will be our senior unsecured obligations and will rank equal in right of payment to all of our existing and future senior unsecured indebtedness. The notes will rank senior in right of payment to any existing or future indebtedness which is subordinated by its terms to the notes. As of September 30, 2016 and December 31, 2015, we had $246.4 million and $246.4 million, respectively, of senior unsecured indebtedness equal in right of payment to the notes, including our outstanding 4.00% Senior Convertible Notes due 2018. The notes will be structurally subordinated to all liabilities of our subsidiaries and will be effectively junior to our current and future secured indebtedness to the extent of the value of the assets securing such indebtedness.
We may, without the consent of the holders of the notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes. Any of these additional notes will, together with the notes, constitute a single series of notes under the indenture. Holders of such additional notes will have the right to vote together with holders of notes as one class. No such additional notes may be issued with the same CUSIP number unless they will be fungible with the notes offered hereby for U.S. federal income tax and securities law purposes. The notes will be issued only in denominations of $1,000 or in integral multiples of $1,000.
The notes will mature on December 1, 2021, subject to earlier repurchase or conversion.
The notes will be convertible under the circumstances described below. We will settle conversions by paying or delivering, as applicable, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, based on the applicable conversion rate, as described below under “-Conversion of Notes-Settlement Upon Conversion.” Holders will not receive any separate cash payment for interest or additional interest, if any, accrued and unpaid to the conversion date except under the circumstances described below under “-Conversion of Notes-General.”
We use the term “note” in this prospectus supplement to refer to each $1,000 principal amount of notes.

The registered holder of a note will be treated as the owner of it for all purposes, and all references herein to “holders” refer to the registered holders.
Neither we nor our subsidiaries will be restricted from paying dividends, incurring debt, securing other debt or issuing or repurchasing our securities under the indenture. In addition, there will be no financial covenants in the indenture. You will not be protected under the indenture in the event of a highly leveraged transaction or a change in control of PDL, except to the extent described under “-Repurchase at Option of the Holder Upon a Fundamental Change,” “-Increase in Conversion Rate Upon a Make-Whole Fundamental Change“ and “-Consolidation, Merger and Sale of Assets.”
The notes will bear cash interest at the annual rate of     % commencing on                , 2016. Interest will be payable semi-annually in arrears on June 1 and December 1 of each year, beginning June 1, 2017. The record dates for the payment of interest will be May 15 and November 15. Interest on the notes will be paid on the basis of a 360-day year comprised of twelve 30-day months. We will not be required to make any payment on the notes due on any day which is not a business day until the next succeeding business day. The payment made on the next succeeding business day will be treated as though it was paid on the original due date, and no interest will accrue on the payment for the additional period of time.
A “business day” means, with respect to any note, each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which the banking institutions in New York City are authorized or obligated by law or executive order to close or be closed. Subject to the rights of holders of notes as of close of business on a record date to receive the related interest payment,interest will cease to accrue on a note upon its maturity, conversion or repurchase by us at the option of a holder, unless we default in any payment due on any note at maturity or the repurchase date or in the delivery of conversion consideration for a converted note, in which case interest will cease to accrue on a note at the close of business on the date payment is made or conversion consideration is delivered.
We will maintain an office in New York, New York where the notes may be presented for registration, transfer, exchange or conversion. This office is initially an office or agency of the trustee. Except under limited circumstances described below, the notes are issued only in fully registered book entry form, without coupons, and are represented by one or more global notes. There will be no service charge for any registration of transfer or exchange of notes. We may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers or exchanges.
For purposes of the provisions described in the accompanying prospectus under the caption “Description of Debt Securities,” the notes will be issued in registered form and will not bear any premium at maturity.
Conversion of Notes

General

Prior to the close of business on the business day immediately preceding June 1, 2021, the notes will be convertible upon satisfaction of one or more of the conditions described under the headings “-Conversion Based on Common Stock Price,” “-Conversion Upon Satisfaction of Trading Price Condition,” and “-Conversion Upon Specified Corporate Transactions.” On or after June 1, 2021, you will have the right, at your option, to convert your notes at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date, unless previously repurchased, irrespective of the foregoing conditions.
The conversion rate for the notes will initially be          shares of our common stock per $1,000 principal amount of notes, subject to the adjustments described below. This is equivalent to an initial conversion price of approximately $     per share of common stock. We will settle conversions by paying or delivering, as applicable, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, based on the applicable conversion rate, as described below under “-Settlement Upon Conversion.” The trustee will initially act as the conversion agent.
The conversion rate and the corresponding conversion price in effect at any given time will be subject to adjustment as described below under “-Conversion Rate Adjustments” and “-Increase in Conversion Rate Upon a Make-Whole Fundamental Change.” The conversion price at any given time will be computed by dividing $1,000 by the conversion rate at such time. A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 principal amount.

Upon conversion, a holder will not receive any separate cash payment for accrued and unpaid interest and additional interest, if any, except as described below. Our settlement of conversions as described below under “-Settlement Upon Conversion” will be deemed, except as described below, to satisfy in full our obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest and additional interest, if any, to, but not including, the relevant conversion date.
As a result, accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date will be deemed, except as described below, to be paid in full rather than cancelled, extinguished or forfeited. In addition, if the consideration due upon conversion consists of both cash and shares of our common stock, then accrued and unpaid interest that is deemed to be paid therewith will be deemed to be paid first out of such cash.
Notwithstanding the foregoing, if notes are submitted for conversion after the close of business on a regular record date for the payment of interest, holders of such notes at the close of business on such regular record date will receive the full amount of interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. If you submit your notes for conversion between the close of business on a regular record date for the payment of interest and the open of business on the next interest payment date, you must pay funds equal to the amount of interest payable on the principal amount being converted on the next interest payment date; provided that no such payment need be made:

•	if we have specified a fundamental change repurchase date (as defined below) that is after a regular record date and on or prior to the corresponding interest payment date;

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note; or

•	if the notes are surrendered for conversion on or after the regular record date immediately preceding the maturity date.
As a result of the foregoing provisions, (i) if the exceptions described in the preceding paragraph do not apply and you surrender your notes for conversion on a date that is not an interest payment date, you will not receive any interest for the period from the interest payment date next preceding the date of conversion or for any later period and (ii) we will pay interest on the maturity date on all notes converted after the regular record date immediately preceding the maturity date, and converting holders will not be required to pay us equivalent interest amounts.
If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on any issuance of shares of our common stock upon the conversion, unless the tax is due because the holder requests any such shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.
If the notes are subject to repurchase following a fundamental change, your conversion rights on the notes so subject to repurchase will expire at the close of business on the business day immediately preceding the fundamental change repurchase date, unless we default in the payment of the repurchase price, in which case, your conversion right will terminate at the close of business on the date the default is cured and the notes are repurchased. If you have submitted your notes for repurchase upon a fundamental change, you may only convert your notes if you withdraw your election in accordance with the indenture.
The “conversion date” with respect to a note means the date on which the holder of the note has complied with all requirements under the indenture to convert such note. Such note will be deemed to have been converted immediately prior to the close of business on the conversion date. The person in whose name any share of common stock is issuable upon conversion of any note will be deemed to become the holder of record of that share as of the close of business on (i) the conversion date for such conversion, in the case of physical settlement; or (ii) the last VWAP trading day of the observation period for such conversion, in the case of combination settlement.
You may surrender your notes for conversion only under the following circumstances:
Conversion Based on Common Stock Price

Prior to the close of business on the business day immediately preceding June 1, 2021, holders may surrender all or any portion of their notes for conversion at any time during any fiscal quarter (and only during such fiscal quarter) commencing after the fiscal quarter ending on March 31, 2017, if the last reported sale price of our common stock for at least 20 trading days

(whether or not consecutive) in the period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding fiscal quarter exceeds 130% of the conversion price for the notes on each applicable trading day.
The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the relevant exchange. The last reported sale price will be determined without reference to after-hours or extended market trading. If our common stock is not listed for trading on the relevant exchange on the relevant date, the “last reported sale price” of our common stock will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If our common stock is not so quoted, the “last reported sale price” for our common stock will be the average of the midpoint of the last bid and ask prices for our common stock on the relevant date from each of three U.S. nationally recognized independent investment banking firms, which may include any or all of the underwriters, selected by us for this purpose.
The “relevant exchange” means the NASDAQ Global Select Market or, if our common stock is not then listed on the NASDAQ Global Select Market, the principal U.S. national or regional securities exchange on which our common stock is listed for trading.
“Trading day” means a day on which (i) trading in our common stock (or other security for which a closing sale price must be determined) generally occurs on the relevant exchange or, if our common stock (or such other security) is not then listed on the relevant exchange, on the principal other market on which our common stock (or such other security) is then traded, and (ii) a last reported sale price for our common stock (or closing sale price for such other security) is available on such securities exchange or market. If our common stock (or such other security) is not so listed or traded, “trading day” means a “business day.”
Conversion Upon Satisfaction of Trading Price Condition

Prior to the close of business on the business day immediately preceding June 1, 2021, a holder may surrender all or any portion of its notes for conversion at any time during the five business-day period immediately after any five consecutive trading-day period, which we refer to as the “measurement period,” in which the “trading price” per $1,000 principal amount of notes (as determined following a request by a holder of the notes in accordance with the procedures described below) for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate for the notes for each such trading day, subject to compliance with the procedures and conditions described below concerning the trading price determination, in which event the “trading price condition” will have been met.
The “trading price” per $1,000 principal amount of the notes on any date of determination shall be determined based on the average of the secondary market bid quotations obtained by the bid solicitation agent (which shall be us or an investment bank selected by us) for $2.0 million principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent U.S. nationally recognized securities dealers we select for this purpose, which may include any or all of the underwriters; provided that if three such bids cannot reasonably be obtained by the bid solicitation agent, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by us or the bid solicitation agent, that one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $2.0 million principal amount of the notes from a U.S. nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the conversion rate.
In connection with any conversion upon satisfaction of the above trading price condition, the bid solicitation agent (if other than us) shall have no obligation to determine the trading price of the notes unless we have requested such a determination; and we shall have no obligation to make such a request (or, if we are acting as bid solicitation agent, we shall have no obligation to determine the trading price) unless a holder provides us with reasonable evidence that the trading price per $1,000 principal amount of the notes is or would be less than 98% of the product of the last reported sale price of our common stock and the conversion rate. At such time, we will determine (or cause the bid solicitation agent to determine) the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of the notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the conversion rate. If, upon presentation of such reasonable evidence by the holder, we do not make such determination or cause the bid solicitation agent to make such determination, then the trading price per $1,000 principal amount of the notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each trading day we do not make such determination or cause the bid solicitation agent to make such determination.

If the trading price condition has been met, we will, as soon as practicable following the condition being met, so notify the holders of the notes, the trustee and the conversion agent (if other than the trustee). If, at any point after the trading price condition has been met, the trading price per $1,000 principal amount of the notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the conversion rate for such day, we will so notify the holders of the notes, the trustee and the conversion agent (if other than the trustee) of the same.
Conversion Upon Specified Corporate Transactions

If, prior to the close of business on June 1, 2021, we elect to:

•
distribute to all or substantially all holders of our common stock any rights, options or warrants entitling them for a period of not more than 60 calendar days from the record date for such distribution to subscribe for or purchase shares of our common stock, at a price per share less than the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the date of announcement for such distribution; or

•
distribute to all or substantially all holders of our common stock, assets or securities, or rights, options or warrants to purchase our securities not covered by the immediately preceding bullet point, which distribution has a per share value as reasonably determined by our board of directors exceeding 10% of the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the date of announcement for such distribution, then, in either case, we will notify the holders of the notes at least 70 scheduled trading days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender all or any portion of their notes for conversion at any time from, and including, the date we send such notice until the earlier of 5:00 p.m., New York City time, on the business day immediately preceding the ex-dividend date or the date of our announcement that such distribution will not take place, even if the notes are not otherwise convertible at such time. No holder may exercise this right to convert if the holder otherwise may participate in such distribution without conversion (based upon the conversion rate and upon the same terms as holders of our common stock).
In addition, in the event of a “fundamental change” (as defined below under “-Repurchase at Option of the Holder Upon a Fundamental Change” but without regard to the exclusion of transactions involving publicly traded securities in the paragraph following clause (4) of that definition) or a “make-whole fundamental change” (as defined below under “-Increase in Conversion Rate Upon a Make-Whole Fundamental Change”), a holder may surrender all or any portion of its notes for conversion at any time from, and including, the effective date of such fundamental change or make-whole fundamental change, as the case may be, until the 45th day following the actual effective date (or, if earlier and to the extent applicable, the close of business on the business day immediately preceding the related fundamental change repurchase date). No later than such effective date, we will notify holders of such fundamental change or make-whole fundamental change, as applicable, and the related right to convert the notes.
If a holder elects to convert its notes in connection with a make-whole fundamental change, we will, in certain circumstances, increase the conversion rate by a number of additional shares of our common stock as described below under “-Increase in Conversion Rate Upon a Make-Whole Fundamental Change.”
If a fundamental change occurs, a holder may also have the right to require us to repurchase all or a portion of its notes, as described under “-Repurchase at Option of the Holder Upon a Fundamental Change.”
Conversion During a Specified Period

Notwithstanding anything herein to the contrary, a holder may surrender all or any portion of its notes for conversion at any time beginning on June 1, 2021, until the close of business on the second scheduled trading day immediately preceding the maturity date for the notes, irrespective of the conditions set forth above.
Conversion Procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to the amount of interest, if any, payable on the next interest payment date and all transfer or similar taxes, if any.

If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date.
If a holder has already delivered a repurchase notice as described under “-Repurchase at Option of the Holder Upon a Fundamental Change” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the repurchase notice in accordance with the indenture. If a holder submits its notes for required repurchase, the holder’s right to withdraw the fundamental change repurchase notice and convert the notes that are subject to repurchase will terminate at the close of business on the business day immediately preceding the relevant fundamental change repurchase date.
Settlement Upon Conversion

Upon conversion, we may choose to pay or deliver, as applicable, either cash (“cash settlement”), shares of our common stock (“physical settlement”) or a combination of cash and shares of our common stock (“combination settlement”), as described below. We refer to each of these settlement methods as a “settlement method.” If cash settlement or combination settlement applies to a conversion, then the consideration due will be determined over an “observation period” (as defined below) consisting of 60 VWAP trading days.
We will have the right, as described below, to elect the settlement method applicable to the conversion of any notes. Except as described below, we must use the same settlement method for all conversions with the same conversion date, but we will not be obligated to use the same settlement method for conversion dates that occur on different days. All conversions with a conversion date that occurs on or after the 125th scheduled trading day immediately before the maturity date will be settled using the same settlement method, and we will send notice of such settlement method to holders of the notes no later than the close of business on the 125th scheduled trading day immediately before the maturity date. If we elect a settlement method for a conversion with a conversion date that occurs before the 125th scheduled trading day immediately before the maturity date, then we will send notice of such settlement method to the converting holder no later than the close of business on the business day immediately after the conversion date.
If we do not timely elect a settlement method with respect to any conversion, then we will be deemed to have elected the “default settlement method” (as defined below). If we timely elect combination settlement with respect to a conversion but do not timely notify the converting holder of the applicable “specified dollar amount” (as defined below), then the specified dollar amount for such conversion will be deemed to be $1,000 per $1,000 principal amount of notes. For the avoidance of doubt, our failure to timely elect a settlement or specify the applicable specified dollar amount will not constitute a default under the indenture. We currently intend to settle conversions through combination settlement with a specified dollar amount of $1,000 per $1,000 principal amount of notes.

The “default settlement method” will initially be combination settlement with a specified dollar amount of $1,000 per $1,000 principal amount of notes. However, we may, from time to time, change the default settlement method by sending notice of the new default settlement method to the holders of the notes.

The consideration due upon conversion of each $1,000 principal amount of a note will be as follows:

•	if physical settlement applies, a number of shares of our common stock equal to the conversion rate in effect on the conversion date for such conversion;

•	if cash settlement applies, cash in an amount equal to the sum of the “daily conversion values” (as defined below) for each VWAP trading day in the observation period for such conversion; or

•
if combination settlement applies, (i) a number of shares of our common stock equal to the sum of the “daily share amounts” for each VWAP trading day in the observation period for such conversion; and (ii) an amount of cash equal to the sum of the “daily cash amounts” for each VWAP trading day in such observation period.

However, in lieu of delivering any fractional share of common stock otherwise due upon conversion, we will pay cash based on (i) the daily VWAP on the applicable conversion date (or, if such conversion date is not a VWAP trading day, the immediately preceding VWAP trading day), in the case of physical settlement; or (ii) the daily VWAP on the last VWAP trading day of the applicable observation period, in the case of combination settlement.

If a holder of notes converts more than one note on a conversion date, then the consideration due upon such conversion will (in the case of any global note, to the extent permitted by, and practicable under, the procedures and policies of the applicable depositary) be computed based on the total principal amount of notes converted on such conversion date by that holder.

“Daily cash amount,” for each of the 60 consecutive VWAP trading days during the observation period for the conversion of any note, means cash equal to the lesser of (i) an amount (the “daily specified dollar amount”) equal to one-sixtieth (1/60th) of the specified dollar amount applicable to such conversion and (ii) the daily conversion value for such VWAP trading day.
“Daily share amount,” for each of the 60 consecutive VWAP trading days during the observation period for the conversion of any note, means a number of shares of our common stock equal to (i) the excess, if any, of (x) the daily conversion value for such VWAP trading day over (y) the daily specified dollar amount applicable to such conversion, divided by (ii) the daily VWAP of our common stock for such VWAP trading day. For the avoidance of doubt, the daily share amount will be zero for such VWAP trading day if such daily conversion value does not exceed such daily specified dollar amount.
“Daily conversion value,” for each of the 60 consecutive VWAP trading days during the observation period, means one-sixtieth (1/60th) of the product of (i) the conversion rate on such VWAP trading day multiplied by (ii) the daily VWAP of our common stock on such VWAP trading day.
“Specified dollar amount” means, with respect to the conversion of a note to which combination settlement applies, the maximum cash amount per $1,000 principal amount of such note deliverable upon such conversion (excluding cash in lieu of any fractional share of common stock).
“Daily VWAP” of our common stock, in respect of any VWAP trading day, means the per share volume-weighted average price on the relevant exchange as displayed under the heading “Bloomberg VWAP” on Bloomberg page PDLI <EQUITY> AQR (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such VWAP trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such VWAP trading day as determined in a commercially reasonable manner by a nationally recognized independent investment banking firm retained for the purpose by us, using a volume-weighted average price method) and will be determined without regard to after-hours trading or any other trading outside of the regular trading session.
“Observation period,” with respect to any note, means the 60 consecutive VWAP trading-day period beginning on, and including, the second VWAP trading day immediately following the related conversion date, except that “observation period” means, with respect to any note the conversion date for which occurs during the period beginning on, and including, June 1, 2021, and ending on, and including, the second scheduled trading day immediately preceding the maturity date, the 60 consecutive VWAP trading day period beginning on, and including, the 62nd (or, if the “t+2 effective date” (as defined below) has occurred by such date, or, by such date, the relevant exchange or other relevant authority has announced that the t+2 effective date will occur within the next 59 trading days, the 61st) scheduled trading day immediately preceding the maturity date.
“VWAP trading day” means a day on which (i) there is no “VWAP market disruption event” (as defined below) and (ii) trading in our common stock generally occurs on the relevant exchange or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then listed or admitted for trading. If our common stock is not so listed or admitted for trading, “VWAP trading day” means a “business day.”
“VWAP market disruption event” means, on any day, (i) a failure by the relevant exchange to open for trading during its regular trading session on such day or (ii) the occurrence or existence, prior to 1:00 p.m., New York City time, on any such day, of an aggregate one half-hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock.

“Scheduled trading day” means a day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading. If our common stock is not so listed or admitted for trading, “scheduled trading day” means a “business day.”
“T+2 effective date” means the date, if at all, the relevant exchange has adopted a normal settlement cycle of two business days for trading in our common stock, and the t+2 effective date will be the first date for which trades executed on that date are subject to such new cycle.
Except as described under “-Increase in Conversion Rate Upon a Make-Whole Fundamental Change“ “-Recapitalizations, Reclassifications and Changes of our Common Stock” and “-Conversion Rate Adjustments,” we will deliver the conversion consideration in respect of any notes that you convert as follows: (i) if cash settlement or combination settlement applies, on or before the third (or, if the t+2 effective date has occurred by the last VWAP trading day of the observation period for such conversion, the second) business day immediately after the last VWAP trading day of such observation period; and (ii) if physical settlement applies, on or before the third (or, if the t+2 effective date has occurred by the conversion date for such conversion, the second) business day immediately after such conversion date for such conversion. However, if physical settlement applies to the conversion of any note with a conversion date that is after the regular record date immediately before the maturity date, then we will pay or deliver, as applicable, the consideration due upon such conversion no later than the maturity date. We refer to the date by which we must settle conversions as the “conversion settlement date.”
Conversion Rate Adjustments

The conversion rate will be adjusted as described below, without duplication, except that we will not make any adjustments to the conversion rate if holders of the notes participate, at the same time and upon the same terms as holders of our common stock and solely as a result of holding the notes, in any of the transactions described below (other than a transaction described in clause (1) or (5) below) as if such holders of the notes held a number of shares of our common stock equal to the conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holder, without having to convert their notes.
(1) If we issue solely shares of our common stock as a dividend or distribution on all or substantially all of our shares of our common stock, or if we effect a share split or share combination of our common stock, the conversion rate will be adjusted based on the following formula:
where,
CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as the case may be;
CR = the conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date of such share split or share combination, as the case may be;
OS0 = the number of shares of our common stock outstanding immediately prior to the open of business on the ex-dividend date for such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as the case may be; and
OS = the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination, as the case may be.
Any adjustment made under this clause (1) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, or any share split or combination of the type described in this clause (1) is announced but the outstanding shares of our common stock are not split or combined, as the case may be, the conversion rate shall be immediately readjusted, effective as of the date our board of directors determines not to pay such dividend or distribution, or not to split or combine the outstanding shares of our common stock, as the case may be, to the conversion rate that would then be in effect if such dividend or distribution had not been declared or such share split or combination had not been announced.
(2) If we distribute to all or substantially all holders of our common stock any rights, options or warrants entitling them for a period of not more than 60 calendar days from the record date for such distribution to subscribe for or purchase shares of our common stock, at a price per share less than the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the date of announcement of such distribution, the conversion rate will be increased based on the following formula:
where,
CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;
CR = the conversion rate in effect immediately after the open of business on the ex-dividend date for such distribution;
OS0 = the number of shares of our common stock outstanding immediately prior to the open of business on the ex-dividend date for such distribution;
X = the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and
Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the date of announcement of such distribution.
Any increase made under this clause (2) will be made successively whenever any such rights, options, or warrants are issued and shall become effective immediately after the open of business on the ex-dividend date for such issuance. To the extent that shares of common stock are not delivered pursuant to such rights, options or warrants, after the expiration or redemption of such rights, options or warrants, the conversion rate shall be decreased to the conversion rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered upon exercise of such rights, options or warrants. To the extent such rights, options or warrants are not so issued, the conversion rate shall be decreased to the conversion rate that would then be in effect if such ex-dividend date for such issuance had not occurred.
For purposes of this clause (2) and for the purpose of the first bullet point under “-Conversion Upon Specified Corporate Transactions,” in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of our common stock at less than the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the date of announcement of such distribution, there shall be taken into account any consideration we receive for such rights, options or warrants and any amount payable on exercise or conversion thereof, with the value of such consideration if other than cash, to be determined by our board of directors.
(3) If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding:

•
dividends or distributions (including share splits) as to which an adjustment is required to be effected (without regard to the “1% exception” described below) pursuant to clause (1) or (2) above or clause (5) below;

•	dividends or distributions paid exclusively in cash as to which an adjustment is required to be effected (without regard to the “1% exception” described below) pursuant to clause (4) below; and

•	spin-offs as to which the provisions set forth below in this clause (3) shall apply,

then the conversion rate will be increased based on the following formula:

where,
CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;
CR = the conversion rate in effect immediately after the open of business on the ex-dividend date for such distribution;
SP0 = the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and
FMV = the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants distributed with respect to each outstanding share of our common stock as of the open of business on the ex-dividend date for such distribution.
Notwithstanding the foregoing, if the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants so distributed with respect to one share of common stock as of the open of business on the ex-dividend date for such distribution is equal to or greater than the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution, then, in lieu of the foregoing adjustment, each holder of a note shall receive, in respect of each $1,000 principal amount of notes held by such holder, at the same time and upon the same terms as holders of our common stock, without having to convert its notes, the amount and kind of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities that such holder would have received had such holder already owned a number of shares of common stock equal to the conversion rate in effect on the ex-dividend date for the distribution. If such distribution is not so paid or made, no such delivery of such capital stock, evidences of indebtedness, other assets, property or other rights, options or warrants shall be made.
Any increase made under the portion of this clause (3) above will become effective immediately after the open of business on the ex-dividend date for such distribution. If such distribution is not so paid or made, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.
With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit of ours, where such capital stock or equity interest is listed or quoted (or will be listed or quoted upon consummation of the spin-off) on a U.S. national securities exchange, which we refer to as a “spin-off,” the conversion rate will be increased based on the following formula:

where,
CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for the spin-off;
CR = the conversion rate in effect immediately after the open of business on the ex-dividend date for the spin-off;
FMV = the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock (determined by reference to the definition of last reported sale price as if such capital stock or similar equity interest were our common stock) over the first 10 consecutive trading-day period immediately following, and including, the ex-dividend date for the spin-off (such period, the “spin-off valuation period”); and

MP0 = the average of the last reported sale prices of our common stock over the spin-off valuation period.
The adjustment to the conversion rate under the preceding paragraph of this clause (3) will be determined at the end of the spin-off valuation period, but will be given effect immediately after the open of business on the ex-dividend date for the spin-off. Notwithstanding anything to the contrary, (i) if the conversion settlement date for a note the conversion of which is to be settled pursuant to cash settlement or combination settlement occurs on or before the last trading day in the spin-off valuation period for any spin-off and any VWAP trading day in the observation period for such conversion occurs on any trading day within such spin-off valuation period, then, solely for purposes of determining the consideration due in respect of such conversion, such spin-off valuation period will be deemed to be the period from, and including, the ex-dividend date for such spin-off to, and including, the last VWAP trading day in such observation period (or, if such VWAP trading day is not a trading day, the immediately preceding trading day); and (ii) if the conversion settlement date for a note the conversion of which is to be settled pursuant to physical settlement occurs on or before the last trading day in the spin-off valuation period for a spin-off and the conversion date for such conversion occurs on any trading day within such spin-off valuation period, then, solely for purposes of determining the consideration due in respect of such conversion, such spin-off valuation period will be deemed to be the period from, and including, the ex-dividend date for such spin-off to, and including, such conversion date (or, if such conversion date is not a trading day, the immediately preceding trading day). If such spin-off is not consummated, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such spin-off had not been declared.
(4) If we make or pay any cash dividend or distribution to all, or substantially all, holders of our outstanding common stock (other than distributions described in clause (5) below), the conversion rate will be increased based on the following formula:
where,
CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution;
CR = the conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution;
SP0 = the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the ex-dividend date for such dividend or distribution; and
C = the amount in cash per share we pay or distribute to all or substantially all holders of our common stock.
The adjustment to the conversion rate under this clause (4) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution. If any dividend or distribution described in this clause (4) is declared but not so paid or made, the new conversion rate shall be readjusted to the conversion rate that would then be in effect if such dividend or distribution had not been declared.
Notwithstanding the foregoing, if the amount in cash per share we pay or distribute to holders of our common stock is equal to or greater than the average of the last reported sale prices of the common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution, in lieu of the foregoing adjustment, each holder of a note shall receive, in respect of each $1,000 principal amount of notes held by such holder, at the same time and upon the same terms as holders of our common stock, without having to convert its notes, the amount in cash per share such holder would have received had such holder already owned a number of shares of common stock equal to the conversion rate in effect on the ex-dividend date for the distribution.

(5) If we or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock (subject to the tender offer rules under the Exchange Act then applicable), if the cash and value of any other consideration included in the payment per share of common stock exceeds the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period (the “tender/exchange offer valuation period”) commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), the conversion rate will be increased based on the following formula:
where,
CR0 = the conversion rate in effect immediately prior to the open of business on the trading day next succeeding the expiration date;
CR = the conversion rate in effect immediately after the open of business on the trading day next succeeding the expiration date;
AC = the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares purchased in such tender or exchange offer;
OS0 = the number of shares of our common stock outstanding immediately prior to the time (the “expiration time”) such tender or exchange offer expires (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender offer or exchange offer);
OS = the number of shares of our common stock outstanding immediately after the expiration time (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender offer or exchange offer); and
SP = the average of the last reported sale prices of our common stock over the tender/exchange offer valuation period.
The adjustment to the conversion rate under this clause (5) will be determined at the end of the tender/exchange offer valuation period, but will be given effect immediately after the open of business on the trading day next succeeding the expiration date. Notwithstanding anything to the contrary, (i) if the conversion settlement date for a note whose conversion is to be settled pursuant to cash settlement or combination settlement occurs on or before the last trading day in the tender/exchange offer valuation period for such tender or exchange offer and any VWAP trading day in the observation period for such conversion occurs on any trading day within such tender/exchange offer valuation period, then, solely for purposes of determining the consideration due in respect of such conversion, such tender/exchange offer valuation period will be deemed to be the period from, and including, the trading day immediately after the expiration date for such tender or exchange offer to, and including, the last VWAP trading day in such observation period (or, if such VWAP trading day is not a trading day, the immediately preceding trading day); and (ii) if the conversion settlement date for a note whose conversion is to be settled pursuant to physical settlement occurs on or before the last trading day in the tender/exchange offer valuation period for such tender or exchange offer and the conversion date for such conversion occurs on any trading day within such tender/exchange offer valuation period, then, solely for purposes of determining the consideration due in respect of such conversion, such tender/exchange offer valuation period will be deemed to be the period from, and including, the trading day immediately after the expiration date to, and including, such conversion date (or, if such conversion date is not a trading day, the immediately preceding trading day).
As used in this “Description of Notes,” “ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market, and as used in “-Conversion Rate Adjustments,” “effective date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable.
Notwithstanding anything to the contrary, if:

•	a note is to be converted;

•	the record date, effective date or expiration time for any event that requires an adjustment to the conversion rate pursuant to the provisions described above under this “-Conversion Rate Adjustments” section has occurred on or before the conversion date for such conversion (in the case of physical settlement) or on any VWAP trading day in the observation period for such conversion (in the case of combination settlement), but an adjustment to the conversion rate for such event has not yet become effective as of such conversion date or VWAP trading day, as applicable;

•
the consideration due upon such conversion (in the case of physical settlement) or due in respect of such VWAP trading day (in the case of combination settlement) includes any whole shares of our common stock; and

•	such shares are not entitled to participate in such event (because they were not held on the related record date or otherwise),

then, solely for purposes of such conversion, we will, without duplication, give effect to such adjustment on such conversion date (in the case of physical settlement) or such VWAP trading day (in the case of combination settlement). In such case, if the date we are otherwise required to deliver the consideration due upon such conversion is before the first date on which the amount of such adjustment can be determined, then we will (i) deliver, on such date we are otherwise required by the indenture, the consideration due upon such conversion based on the applicable unadjusted conversion rate(s); and (ii) deliver, on the business day immediately after such first date, any additional consideration arising from giving effect to such adjustment to the applicable conversion rate(s).

Notwithstanding anything to the contrary in the indenture or the notes, if:

•	a conversion rate adjustment for any event becomes effective on any ex-dividend date pursuant to the provisions described above under this “-Conversion Rate Adjustments” section;

•	a note is to be converted pursuant to physical settlement or combination settlement;

•
the conversion date for such conversion (in the case of physical settlement) or any VWAP trading day in the observation period for such conversion (in the case of combination settlement) occurs on or after such ex-dividend date and on or before the related record date;

•
the consideration due upon such conversion (in the case of physical settlement) or due with respect to such VWAP trading day (in the case of combination settlement) includes any whole shares of our common stock; and

•	the holder of such note would be treated, on such record date, as the record holder of such shares of our common stock based on a conversion rate that is adjusted for such event,

then (x) such conversion rate adjustment will not be given effect for such conversion (in the case of physical settlement) or for such VWAP trading day (in the case of combination settlement); and (y) such holder will be treated as if such holder were, as of such record date, the record owner of such shares of our common stock on an unadjusted basis and will participate in such event.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right, option or warrant to purchase shares of our common stock or such convertible or exchangeable securities.
If we adjust the conversion rate pursuant to the above provisions, we will, as soon as practicable following the adjustment, notify the holders of the notes, the trustee and the conversion agent (if other than the trustee) in writing of such event.
We are permitted (but not required) to increase the conversion rate of the notes by any amount for a period of at least 20 business days if our board of directors determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event. We will not take any action that would result in adjustment of the conversion rate, pursuant to the provisions described above, in such a manner as to result in the reduction of the conversion price to less than the par value per share of our common stock.
A holder may, in some circumstances, including the distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Material U.S. Federal Income Tax Considerations” elsewhere in this prospectus supplement. Any applicable withholding taxes (including backup withholding) may be withheld from interest and payments upon conversion, repurchase or maturity of the notes, or if any withholding taxes (including backup withholding) are paid on behalf of a holder, those withholding taxes may be set off against payments of cash or common stock, if any, payable on the notes (or, in some circumstances, any payments on our common stock) or sales proceeds received by or other funds or assets of the holder.
To the extent that we have a rights plan (i.e., a poison pill) in effect upon conversion of the notes, you will receive, in addition to any common stock received in connection with such conversion, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock in accordance with the provisions of the applicable rights plan, in which case the conversion rate will be adjusted at the time of separation as if we distributed, to all or substantially all holders of our common stock, shares of our capital stock, evidences of indebtedness, other of our assets or property, rights, options or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.
The conversion rate will not be adjusted:

•
upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•
upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, us or any of our subsidiaries;

•
upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	solely for a change in the par value of our common stock; or

•	for accrued and unpaid interest and additional interest, if any.
Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share. We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward, and take into account in any future adjustment, any adjustments that are less than 1% of the conversion rate and make such carried forward adjustment, regardless of whether the aggregate adjustment is less than 1%, (i) upon any required purchases of the notes in connection with a fundamental change, (ii) upon any conversion of notes and (iii) on each VWAP trading day of any observation period. We refer to the deferral provisions described in this paragraph as the “1% exception.”
Except as described in this section or in “-Increase in Conversion Rate Upon a Make-Whole Fundamental Change,” we will not adjust the conversion rate.
Recapitalizations, Reclassifications and Changes of our Common Stock

In the event of:

•	any reclassification of our common stock;

•	a consolidation, merger, combination or binding share exchange involving us; or

•	a sale or conveyance to another person of all or substantially all of our property and assets, in each case, as a result of which our outstanding common stock would be converted into, or exchanged for, shares of stock, other securities or other property or assets (including cash or any combination thereof) (such an event, a “common stock change event,” and such shares of stock, securities or other property, including cash or any combination thereof, the “reference property,” and the amount and kind of reference property that a holder of one share of our common stock would be entitled to receive on account of such common stock change event (without giving effect to any arrangement not to issue fractional shares of securities or other property), a “reference property unit”), then, at and after the effective time of the common stock change event, (i) the consideration due upon conversion of any note, and the conditions to any such conversion, will be determined in the same manner as if each reference to any number of shares of common stock in the provisions described under this “Conversion of Notes” caption (or in any related definitions) were instead a reference to the same number of reference property units; (ii) for purposes of the definition of “fundamental change” and “make-whole fundamental change,” the term “common stock” will be deemed to mean the common equity (which, for the avoidance of doubt, may include American Depositary Shares representing common equity), if any, forming part of such reference property; and (iii) for these purposes, the daily

VWAP and last reported sale price will be calculated based on the value of a reference property unit, and for any reference property unit or portion thereof that does not consist of a class of securities, the daily VWAP and or last reported sale price, as applicable, will be the fair value of such reference property unit or portion thereof, as applicable, determined in good faith by us (or, in the case of cash denominated in U.S. dollars, the face amount thereof).
For purposes of the foregoing, if the reference property consists of more than a single type of consideration to be determined based in part upon any form of stockholder election, then the reference property will be deemed to be (i) the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election or (ii) if no holders of our common stock affirmatively make such an election, the types and amounts of consideration actually received by the holders of our common stock. We will notify holders of the weighted average as soon as practicable after such determination is made. If the holders of our common stock receive only cash in such common stock change event, then for all conversions that occur after the effective date of such transaction (i) the consideration due upon conversion of each $1,000 principal amount of notes shall be solely cash in an amount equal to the conversion rate in effect on the conversion date (as may be increased as described under “-Increase in Conversion Rate Upon a Make-Whole Fundamental Change”), multiplied by the price paid per share of common stock in such transaction and (ii) we will be deemed to elect cash settlement and will satisfy our conversion obligation by paying cash to converting holders on the 10th business day immediately following the conversion date. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.
Adjustments of Prices
Whenever any provision of the indenture requires us to calculate the last reported sale prices, the daily VWAPs of our common stock, the daily conversion values, the daily cash amounts or the daily share amounts over a span of multiple days (including an observation period and the “stock price” for purposes of a make-whole fundamental change), our board of directors will make appropriate adjustments to each to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date of the event occurs, at any time during the period when such last reported sale prices, daily VWAPs of our common stock, daily conversion values, the daily cash amounts or the daily share amounts are to be calculated.
Increase in Conversion Rate Upon a Make-Whole Fundamental Change

If and only to the extent that you convert your notes in connection with a make-whole fundamental change (as defined below) the effective date (defined below) of which occurs prior to the maturity date, we will, to the extent provided below, increase the conversion rate for the notes surrendered for conversion by a number of additional shares (the “additional shares”) as described below.
A “make-whole fundamental change” means any transaction or event that constitutes a “fundamental change” (as defined under “-Repurchase at Option of the Holder Upon a Fundamental Change“ below and determined after giving effect to any exceptions to or exclusions from such definition (including, for the avoidance of doubt, after giving effect to the paragraph immediately succeeding clause (4) of such definition), but without regard to the second bullet point in clause (3) of such definition).
Upon surrender of notes for conversion in connection with a make-whole fundamental change, we will pay or deliver, as the case may be, the consideration due in respect of such converted notes, based on the conversion rate as increased to reflect the additional shares, if any, pursuant to the table set forth below, as described under “-Conversion of Notes-Settlement Upon Conversion.” However, if the consideration for our common stock in any make-whole fundamental change described in clause (3) of the definition of fundamental change is composed entirely of cash, for any conversion of notes following the effective date of such make-whole fundamental change, the conversion obligation will be calculated based solely on the “stock price” (as defined below) for the transaction and will be deemed to be an amount of cash per $1,000 principal amount of converted notes equal to the conversion rate (including any increase to reflect the additional shares as described in this section), multiplied by such stock price. In such event, the conversion obligation will be determined and paid to holders in cash on the third business day following the conversion date.
The number of additional shares, if any, by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid or deemed to be paid per share of our common stock in such make-whole fundamental change transaction. If holders of our common stock receive only cash in the case of a make-whole fundamental change described in clause (3) under the definition of fundamental change, the stock price will be the cash amount paid per share of our common stock. Otherwise, the stock price will be the average of the last reported sale prices of our common stock over the five consecutive trading days prior to, but not including, the effective date of such make-whole fundamental change.
A conversion of notes by a holder will be deemed for these purposes to be “in connection with” a make-whole fundamental change if the conversion notice is received by the conversion agent on or subsequent to the effective date of the make-whole fundamental change and prior to the 45th day following the effective date of the make-whole fundamental change (or, if earlier and to the extent applicable, the close of business on the business day immediately preceding the fundamental change repurchase date (as specified in the fundamental change repurchase notice described under “-Repurchase at Option of the Holder Upon a Fundamental Change”)). We will notify holders of the anticipated effective date of such make-whole fundamental change by issuing a press release (and make the press release available on our website) as soon as practicable and in any event no later than one business day after the effective date of such make-whole fundamental change.
The stock prices set forth in the first row of the following table (i.e., the column headers) will be adjusted as of any date on which the conversion rate of the notes is adjusted, as described above under “-Conversion Rate Adjustments.” The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares as set forth in the table below will be adjusted in the same manner and for the same events as the conversion rate as set forth under “-Conversion Rate Adjustments.”
The following table sets forth the number of additional shares, if any, by which the conversion rate will be increased per $1,000 principal amount of notes for each stock price and effective date set forth below.

Stock Price
Effective Date	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
, 2016
December 1, 2017
December 1, 2018
December 1, 2019
December 1, 2020
December 1, 2021

The stock prices and additional share amounts set forth above are based upon a last reported sale price of $     per share of common stock on               , 2016, and an initial conversion rate of        shares of common stock per $1,000 principal amount of notes.
The exact stock price and effective date may not be set forth in the table above, in which case, if the stock price is:

•
between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365- or 366-day year, as applicable;

•	more than $ per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate; and

•	less than $ per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.
Despite the foregoing, in no event will the conversion rate, including any additional shares issuable under the table above, exceed           shares of common stock per $1,000 principal amount of notes, subject to adjustment in the same manner and for the same events as the conversion rate as set forth under “-Conversion Rate Adjustments.”
Our obligation to increase the conversion rate for notes converted in connection with a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Repurchase at Option of the Holder Upon a Fundamental Change

If a fundamental change (as defined below) occurs at any time prior to maturity, you will have the right, at your option, to require us to repurchase any or all of your notes for cash, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000, on a date (the date being referred to as the “fundamental change repurchase date”) of our choosing that is not less than 20 or more than 35 business days after the date on which we notify holders of the occurrence of the effective date for such fundamental change. The fundamental change repurchase price we are required to pay is equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest, including any additional interest, if any, to (but not including) the fundamental change repurchase date, unless such fundamental change repurchase date falls after a regular record date and on or prior to the corresponding interest payment date, in which case we will instead pay the full amount of accrued and unpaid interest, including any additional interest, if any, payable on such interest payment date to the holder of record at the close of business on the corresponding regular record date and the price we are required to pay to the holder surrendering the note for repurchase will be equal to 100% of the principal amount of notes subject to repurchase and will not include any accrued and unpaid interest, including any additional interest.
A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs:
(1) our common stock is not traded or quoted on any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors); or
(2) any person, including any syndicate or group deemed to be a “person” under Section 13(d) of the Exchange Act, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors (or we become aware that such a filing is required but has not been made), other than a filing by us, any of our wholly owned subsidiaries or any of our employee benefit plans; or
(3) consummation of any binding share exchange, exchange offer, tender offer, consolidation or merger of us pursuant to which shares of our capital stock will be converted into, or exchanged for, cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than us or one or more of our wholly owned subsidiaries (any such exchange, offer, consolidation, merger, transaction or series of transactions being referred to herein as an “event”) other than any transaction:

•	that does not result in a reclassification, conversion, exchange or cancellation of our outstanding common stock;

•
pursuant to which the holders of our common stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after the transaction with such holders’ proportional voting power immediately after such event being in substantially the same proportions as their respective voting power before such event; or

•
which is effected solely to change our jurisdiction of incorporation to another U.S. jurisdiction and results in a reclassification, conversion or exchange of outstanding shares of our common stock solely into shares of common stock of the surviving entity; or

(4) our stockholders approve any plan or proposal for our liquidation or dissolution.
However, notwithstanding the foregoing, holders of the notes do not have the right to require us to repurchase any notes as a result of clause (2) or clause (3) above (and we are not required to deliver the notice incidental thereto), as a result of a transaction described in clause (3) in which at least 90% of the consideration paid for our common stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights) in the exchange, merger, consolidation, sale, lease or other transfer otherwise constituting a fundamental change under clause (3) above consists of shares of common stock traded on the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors) (or will be so traded immediately following the merger or consolidation) and such exchange, merger, consolidation, sale, lease or other transfer constitutes a common stock change event for which the reference property consists of such consideration.

For purposes of the above, the term “capital stock” means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distribution of the assets of, the issuing person.
On or before the 15th day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:

•	the events causing a fundamental change;

•
whether the fundamental change is a make-whole fundamental change (as defined above), in which case the conversion provisions set forth under “-Increase in Conversion Rate Upon a Make-Whole Fundamental Change” will be applicable;

•	the date of the occurrence of the fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change repurchase price;

•	the fundamental change repurchase date;

•	the name and address of the paying agent and the conversion agent;

•	the conversion rate and any adjustments to the conversion rate;

•
that the notes with respect to which a fundamental change repurchase notice has been given by the holder may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to repurchase their notes.
Simultaneously with providing such notice, we will issue a press release, publish the information through a public medium customary for such press releases and make the notice available on our website.
To exercise the fundamental change repurchase right, you must deliver, before the close of business on the business day immediately preceding the fundamental change repurchase date, the notes to be repurchased, duly endorsed for transfer, together with the fundamental change repurchase notice duly completed, to the paying agent. Your fundamental change repurchase notice must state:

•	if certificated, the certificate numbers of the notes to be delivered for repurchase;

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.
If the notes are not in certificated form, your repurchase notice must comply with appropriate DTC procedures.
You may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day immediately prior to the fundamental change repurchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn notes, which must be $1,000 or an integral multiple thereof;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

•	the principal amount, if any, that remains subject to the repurchase notice.
If the notes are not in certificated form, the withdrawal notice must comply with appropriate DTC procedures.

We will be required to repurchase the notes that have been validly surrendered for repurchase and not withdrawn on the fundamental change repurchase date, subject to extension to comply with applicable law. To receive payment of the fundamental change repurchase price, you must either effect book-entry transfer or deliver the notes, together with necessary endorsements, to the office of the paying agent after delivery of the repurchase notice. Holders will receive payment of the fundamental change repurchase price promptly following the later of the fundamental change repurchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money or securities sufficient to pay the fundamental change repurchase price of the notes on the business day following the fundamental change repurchase date, then:

•
the notes will cease to be outstanding and, subject to the right of holders of notes as of the close of business on a record date to receive the related interest payment, interest (including additional interest, if any) will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the paying agent); and

•
all other rights of the holder will terminate (other than the right to receive the fundamental change repurchase price and accrued and unpaid interest (including additional interest, if any) upon delivery or book-entry transfer of the notes or on the applicable interest payment date, as applicable).

In connection with any repurchase offer pursuant to a notice of a fundamental change, we will under the indenture:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 or any other tender offer rules under the Exchange Act, if applicable;

•	file a Schedule TO or any successor or similar schedule under the Exchange Act, if required; and

•	otherwise comply with all federal and state securities laws in connection with any offer by us to repurchase the notes upon a fundamental change.
The rights of the holders to require us to repurchase their notes upon a fundamental change could discourage a potential acquirer from acquiring us. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to accumulate shares of our common stock, or to obtain control of us by any means, or part of a plan by management to adopt a series of antitakeover provisions.
The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement, if applicable, that we offer to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.
Furthermore, holders may not be entitled to require us to repurchase their notes or be entitled to an increase in the conversion rate upon conversion as described under “-Increase in Conversion Rate Upon a Make-Whole Fundamental Change” solely as a result of a significant change in the composition of our board.
The definition of fundamental change includes a phrase relating to the sale, lease or other transfer of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase its notes as a result of the sale, lease or other transfer of less than all of our assets may be uncertain.
The terms of future senior debt instruments could prohibit us from repurchasing any notes, or provide that certain fundamental changes would constitute a default thereunder. If a fundamental change occurs at a time when we are prohibited from repurchasing notes, we could seek the consent of the holders of the applicable debt to the repurchase of notes or could attempt to refinance the applicable debt that contains such prohibitions. If we do not obtain such a consent or repay such debt, we will remain prohibited from repurchasing any notes. In such case, our failure to repurchase tendered notes would constitute an event of default under the indenture, which may, in turn, constitute a default under such debt.
No notes may be repurchased by us at the option of the holders upon a fundamental change if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the fundamental change repurchase price of the notes.
Our ability to repurchase the notes may be limited by restrictions on our ability to obtain funds for such repurchase or conversion through dividends, loans or other distributions from our subsidiaries and the terms of our then existing borrowing agreements. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price in cash for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. In addition, we have incurred, and may in the future incur, other indebtedness with similar fundamental change provisions permitting holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.
We will not be required to make a fundamental change repurchase offer if a third party makes the fundamental change repurchase offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a fundamental change repurchase offer made by us and purchases all notes validly tendered and not withdrawn under such fundamental change repurchase offer.
No Optional Redemption

We may not redeem the notes prior to the maturity date, and no “sinking fund” is provided for the notes, which means that we are not required to redeem or retire the notes periodically.
Events of Default

For purposes of the notes, the provisions described below in this “-Events of Default” section supersede the provisions described in the accompanying prospectus under the captions “Description of Debt Securities-Events of Default and Remedies” and “-Concerning the Trustee.”

Each of the following constitutes an event of default under the indenture:
(1)    we fail to pay principal on any note when due;
(2)    we fail to pay any interest, including any additional interest, on any note when due if such failure continues for 30 days;
(3)    we fail to perform any other agreement required of us in the indenture (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with in clauses (1) or (2) above or (4), (5), (6) or (7) below) if such failure continues for 60 days after notice is given in accordance with the indenture;
(4)    we fail to pay the fundamental change repurchase price of any note when due;
(5)    we fail to convert the notes in accordance with the indenture upon exercise of a holder’s conversion right;
(6)    we fail to provide timely notice of a fundamental change or notice of a specified corporate transaction as described under “-Conversion of Notes-Conversion Upon Specified Corporate Transactions,” in each case, in accordance with the indenture, and, in each case, such failure continues for a period of five business days;
(7)    we fail to comply with our obligations under “-Consolidation, Merger and Sale of Assets”;
(8)    indebtedness for money borrowed by us or one of our significant subsidiaries (or any group of subsidiaries that, taken together, would constitute a “significant subsidiary” as defined in Regulation S-X under the Securities Act) whether such indebtedness now exists or shall hereafter be created, in an aggregate outstanding principal amount in excess of $25 million is not paid at final maturity or upon acceleration and such indebtedness is not discharged, or such acceleration is not cured or rescinded, within 60 days after written notice as provided in the indenture;
(9)    we fail or any of our significant subsidiaries (or any group of subsidiaries that, taken together, would constitute a “significant subsidiary” as defined in Regulation S-X under the Securities Act) fails to pay one or more final and non-appealable judgments entered by a court or courts of competent jurisdiction, the aggregate uninsured or unbonded portion of which is in excess of $25 million, if the judgments are not paid, discharged or stayed within 30 days; and
(10)    certain events in bankruptcy, insolvency or reorganization of us or any of our significant subsidiaries (or any group of subsidiaries that, taken together, would constitute a “significant subsidiary” as defined in Regulation S-X under the Securities Act).
If an event of default, other than an event of default described in clause (10) above with respect to us, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes, by notice to us and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal amount of and accrued and unpaid interest (including any additional interest) on the notes to be due and payable immediately. Upon such a declaration, such principal and accrued and unpaid interest (including any additional interest) will be due and payable immediately. If an event of default described in clause (10) above occurs with respect to us, the principal amount of and accrued and unpaid interest (including any additional interest) on the notes will automatically become immediately due and payable
Notwithstanding the foregoing, we may elect, at our option, that the sole remedy for an event of default relating to (i) our failure to file with the trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or (ii) our failure to file reports as described under “-Reports” below (in either case, a “filing failure”) will for the first one hundred eighty (180) days after the occurrence of such event of default (the “extension period”) consist exclusively of the right of holders to receive additional interest on the notes accruing at the rate of (x) 0.25% per annum of the aggregate principal amount of notes that are then outstanding for each day during the 90-day period beginning on, and including, the date such event of default occurs and during which such event of default is continuing and (y) 0.50% per annum of the aggregate principal amount of the notes that are then outstanding for each day during the 90-day period beginning on, and including, the 91st day following, and including, the date such event of default occurs and during which such event of default is continuing, on the terms and in the manner described below.
Any additional interest will be paid at the same times and in the same manner as regular interest will be paid in accordance with this indenture. Additional interest will accrue on the notes that are then outstanding from the first day of the event of default to, but excluding, the earlier of (i) the date on which we have made the filings initially giving rise to the filing failure and (ii) the date that is one hundred eighty one (181) days after the date the event of default occurs. We must give written notice of our election to pay additional interest prior to the occurrence of the event of default. On the 181st day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 181st day), the notes will be subject to acceleration as provided above. This right will not affect the rights of holders of notes if any other event of default occurs under the indenture. If we do not elect to pay additional interest or if we do not pay additional interest on a timely basis after electing to do so, the notes will be subject to acceleration as provided above. Notwithstanding the foregoing, if an additional filing failure occurs during an extension period, the notes will be subject to acceleration for such additional filing failure at the end of the extension period for the first filing failure to the extent it has not been remedied before the end of the first extension period; provided, however, that to the extent we have agreed to pay additional interest as to such additional filing failure, and the first filing failure has been remedied before the end of the first extension period, the notes will not be subject to acceleration until the end of the additional extension period as to such additional filing failure. For the avoidance of doubt, notwithstanding the occurrence of multiple overlapping filing failures, the aggregate amount of all additional interest paid in a year will not exceed 0.50% per annum of the aggregate principal amount of the notes that are outstanding as of the beginning of such year.
If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.
After any acceleration of the notes, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the notes may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the nonpayment of accelerated principal and interest or the non-payment or non-delivery, as the case may be, of the consideration due upon conversion, have been cured or waived.
Subject to the trustee’s duties in the case an event of default has occurred and is continuing, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders, unless the holders have offered to the trustee reasonable indemnity satisfactory to it. The indenture provides that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it against all losses and expenses caused by taking or not taking such action.
Subject to the indenture, applicable law and the trustee’s indemnification, the holders of a majority in aggregate principal amount of the outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

No holder has any right to institute any proceeding under the indenture or the notes, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture or the notes unless:

•	the holder has previously given the trustee written notice of a continuing event of default;

•
the holders of at least 25% in aggregate principal amount of the notes then outstanding have made a written request and have offered indemnity to the trustee satisfactory to it to institute such proceeding as trustee; and

•
the trustee has failed to institute such proceeding within 60 days after such notice, request and offer, and has not received from the holders of a majority in aggregate principal amount of the notes then outstanding a direction inconsistent with such request within 60 days after such notice, request and offer.

However, the right of each holder to receive payment or delivery, as the case may be, of:

•	the principal (including the fundamental change repurchase price, if applicable) of;

•	accrued and unpaid interest, if any, on; and

•	the consideration due upon conversion of,
its notes, on or after the respective due dates expressed or provided for in the indenture, or to institute suit for the enforcement of any such payment or delivery, as the case may be, shall not be impaired or affected without the consent of such holder.
Generally, the holders of a majority of the aggregate principal amount of outstanding notes may waive any default or event of default unless:

•	we fail to pay principal or interest (including additional interest) on any note when due;

•	we fail to convert any note in accordance with the provisions of the note and the indenture; or

•	we fail to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding note affected.
The indenture provides that if a default occurs and is continuing and a responsible officer of the trustee has actual knowledge of such default, the trustee must arrange for delivery to each holder notice of the default within 90 days after receipt of such notice. Except in the case of a default in the payment of principal of or interest, including any additional interest, it has obtained actual knowledge of such default on any note or in the payment or delivery, as the case may be, of conversion consideration for a converted note, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. We are required to furnish to the trustee, on an annual basis, within 120 days after the end of each fiscal year, a statement by our officers as to whether or not PDL, to the officers’ knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the indenture, specifying any known defaults.
Payments of the fundamental change repurchase price, principal and interest that are not made when due will accrue interest per annum at the then-applicable interest rate from the required payment date.
Modification and Waiver

For purposes of the notes, the provisions described below in this “-Modification and Waiver” section supersede the provisions described in the accompanying prospectus under the caption “Description of Debt Securities-Amendment, Supplement and Waiver.”
Subject to certain exceptions, we and the trustee may amend or supplement the indenture or the notes with the consent of the holders of at least a majority in aggregate principal amount of the outstanding notes. In addition, subject to certain exceptions, the holders of a majority in aggregate principal amount of the outstanding notes may waive our compliance in any instance with any provision of the indenture without notice to the holders. However, no amendment, supplement or waiver may be made without the consent of the holder of each outstanding note if such amendment, supplement or waiver would:

•	change the maturity of the principal of, or interest on, any note;

•	reduce the principal amount of any note;

•	reduce the amount of principal payable upon acceleration of the maturity of any note;

•	make any note payable at a place or in money other than that stated in the note;

•	impair the right of any holder of notes to bring suit for the enforcement of any payment on, or with respect to, any note;

•
modify the provisions with respect to the repurchase right of the holders upon a fundamental change (including without limitation the fundamental change repurchase price) in a manner adverse to holders;

•	reduce the rate of or extend the stated time for payment of interest, including any additional interest, on any note;

•	adversely affect the right of holders to convert notes other than as provided in the indenture;

•	modify the ranking or priority of the notes;

•	reduce the percentage in principal amount of outstanding notes required for modification or amendment of the indenture;

•	reduce the percentage in principal amount of outstanding notes necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults;

•	waive a continuing default or event of default in the payment of the principal of or interest on any note; or

•
modify provisions with respect to modification and waiver (including waiver of events of default), except to increase the percentage required for modification or waiver or to provide for consent of each affected holder of notes.

We and the trustee may amend or supplement the indenture or the notes without notice to, or the consent of, the holders to:

•	cure any ambiguity, omission, defect or inconsistency in the indenture or the notes in a manner that does not adversely affect to a material extent the rights of any holder;

•	conform the terms of the indenture or the notes to the description thereof in this preliminary prospectus supplement, the accompanying prospectus and the related pricing term sheet;

•
provide for the assumption by a successor corporation of our obligations under the indenture as described below under the heading “-Consolidation, Merger and Sale of Assets,” or above under the heading “-Conversion of Notes-Recapitalizations, Reclassifications and Changes of our Common Stock,” including to give effect to the change to the conversion right as described under the heading “-Conversion of Notes-Recapitalizations, Reclassifications and Changes of our Common Stock”;

•	irrevocably elect a settlement method or a specified dollar amount;

•	add guarantees with respect to the notes;

•	secure the notes;

•	provide for uncertificated notes in addition to or in place of certificated notes;

•	add to our covenants for the benefit of the holders or surrender any right or power conferred upon us;

•	make any change that does not adversely affect the rights of any holder;

•	appoint a successor trustee with respect to the notes; or

•	comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.
The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to send to the holders a notice briefly describing such amendment and make the notice available on our website. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.
Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into another person in a transaction in which we are not the surviving person or convey, transfer or lease all or substantially all of our properties and assets to any successor person, unless:

•
(i) the successor person, if any, is a corporation organized and existing under the laws of the United States, any state of the United States, or the District of Columbia, and (ii) such person assumes our obligations on the notes and under the indenture;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

•	other conditions specified in the indenture are met.
Upon any such consolidation, merger or transfer, the resulting, surviving or transferee person (if not us) shall succeed to, and may exercise every right and power of, PDL under the indenture. Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change (as defined above) permitting each holder to require us to repurchase the notes of such holder as described above.
Satisfaction and Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at maturity or any fundamental change repurchase date or upon conversion or otherwise, cash (or, with respect to notes to be converted, other conversion consideration), sufficient to pay all of the outstanding notes and all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture. The provisions described in the accompanying prospectus under the heading “Description of Debt Securities-Defeasance” will not apply to the notes.
Calculations in Respect of Notes

We and our agents will be responsible for making all calculations called for under the indenture and the notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, the daily VWAPs of our common stock, the daily conversion values, the daily cash amounts, the daily share amounts, accrued interest payable on the notes and the conversion rate. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and the conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder upon the request of that holder. Neither the trustee nor the conversion agent shall be responsible for making any calculations for determining amounts to be paid or for monitoring any stock price.
Reports

The indenture provides that we must furnish to the trustee, within 15 days after the same are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act or any successor thereto), any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. Documents filed by us with the SEC via the EDGAR system (or any successor thereto) will be deemed furnished to the trustee as of the time such documents are filed via EDGAR (or any successor thereto).
Notices

Except as otherwise provided in the indenture, notice to registered holders of the notes will be given by mail to the addresses as they appear in the security register or, in the case of global notes, by any means permitted by the rules and procedures of the applicable depositary. Notices will be deemed to have been given on the date of such mailing or the date such rules and procedures are complied with, as applicable.

Transfer and Exchange

We have appointed the trustee as the security registrar, paying agent and conversion agent, acting through its corporate trust office. We reserve the right to:

•	vary or terminate the appointment of the security registrar, paying agent or conversion agent;

•	act as the paying agent;

•	appoint additional paying agents or conversion agents; or

•	approve any change in the office through which any security registrar or any paying agent or conversion agent acts.
Purchase and Cancellation

All notes surrendered for payment, repurchase (including as described below), registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.
We may, to the extent permitted by law, purchase notes in the open market or by tender offer at any price or by private agreement. Any notes purchased by us, directly or indirectly, shall be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled. Any notes repurchased by us or one of our subsidiaries shall no longer be considered “outstanding” under the indenture.
Replacement of Notes

We will replace mutilated, destroyed, stolen or lost notes at your expense upon delivery to the trustee of the mutilated notes, or evidence of the loss, theft or destruction of the notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such note before a replacement note will be issued.
Governing Law

The indenture will provide that it and the notes, and any claim, controversy or dispute arising under or related to the indenture or the notes, will be governed by, and will be construed in accordance with, the laws of the State of New York.
Concerning the Trustee

The Bank of New York Mellon Trust Company, N.A., has agreed to serve as the trustee under the indenture. The trustee is permitted to deal with us and any of our affiliates with the same rights as if it were not trustee. However, under the Trust Indenture Act, if the trustee acquires any conflicting interest and there exists a default with respect to the notes, the trustee must eliminate such conflict or resign.
The holders of a majority in principal amount of all outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee. However, any such direction may not conflict with any law or the indenture, may not be unduly prejudicial to the rights of another holder or the trustee and may not involve the trustee in personal liability.
Book-Entry, Delivery and Form

We initially will issue the notes in the form of one or more registered global securities. The global security will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co, as nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You will hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive certificated form (called “certificated securities”) will be issued only in certain limited circumstances described below.

All interests in the global securities will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriters are responsible for those operations or procedures.
DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.
DTC was created to hold securities of institutions that have accounts with DTC (called “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the underwriters, banks, trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (called, the “indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.
We expect that pursuant to procedures established by DTC upon the deposit of the global security with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such global security to the accounts of participants. The accounts to be credited shall be designated by the underwriters. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.
Owners of beneficial interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.
So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. As a result, each investor who owns a beneficial interest in global securities must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).
We will make payments of principal of and interest (including any additional interest) on the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.
We expect that DTC or its nominee, upon receipt of any payment of principal of or interest (including additional interest) on the global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.
Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC procedures and will be settled in same-day funds.
DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depositary for the global security or ceases to be a clearing agency or there is an event of default under the notes, DTC will exchange the global security for certificated securities which it will distribute to its participants. Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility, or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.
Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

•
an event of default in respect of the notes has occurred and is continuing and we, the trustee or the registrar has received a written request from DTC, or from a holder of a beneficial interest in a global note, to exchange such global note or beneficial interest, as applicable, for one or more physical notes.

DESCRIPTION OF THE CONCURRENT CAPPED CALL TRANSACTION
In connection with the pricing of the notes, we expect to enter into a capped call transaction with Royal Bank of Canada, an affiliate of one of the underwriters (the “option counterparty”). The capped call transaction will cover, subject to anti-dilution adjustments substantially similar to those applicable to the notes, the number of shares of our common stock underlying the notes.
We intend to use approximately $      million of the net proceeds from this offering to pay the cost of the capped transaction. If the underwriters exercise their overallotment option to purchase additional notes, we expect to use a portion of the proceeds from the sale of the additional notes to enter into an additional capped call transaction.
The capped call transaction is expected generally to reduce the potential dilution with respect to our common stock upon conversion of the notes in the event that the market price per share of our common stock, as measured under the terms of the capped call transaction, is greater than the strike price of the capped call transaction, which initially corresponds to the conversion price of the notes and is subject to anti-dilution adjustments substantially similar to those applicable to the conversion rate of the notes. If, however, the market price per share of our common stock, as measured under the terms of the capped call transaction, exceeds the cap price of the capped call transaction, there would nevertheless be dilution to the extent that such market price exceeds the cap price of the capped call transaction.
We will not be required to make any cash payments to the option counterparty upon the exercise of the options that are a part of the capped call transaction, but we will be entitled to receive from it an aggregate amount of cash and/or number of shares of our common stock, based on our settlement method election for such notes with a value equal to the amount by which the market price per share of our common stock, as measured under the terms of the capped call transaction, is greater than the strike price of the capped call transaction during the relevant valuation period under the capped call transaction, with such number of shares of our common stock and/or amount of cash subject to a cap.
The capped call transaction is a separate transaction expected to be entered into by us with the option counterparty, is not part of the terms of the notes and will not change holders’ rights under the notes. As a holder of the notes, you will not have any rights with respect to the capped call transaction.
For a discussion of the potential impact of any market or other activity by the option counterparty and/or its affiliates in connection with the capped call transaction, see “Underwriting (Conflicts of Interest)- Capped Call Transaction” and “Risk Factors-Risks Related to the Notes and Our Common Stock-The capped call transaction may affect the value of the notes and our common stock.”

UNDERWRITING
RBC Capital Markets, LLC is acting as representative of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement between us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
RBC Capital Markets, LLC	$
$
$
$
Total	$150,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated. We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities. The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Commissions and Discounts
The representatives have advised us that the underwriters propose initially to offer the notes at a price of    % of the principal amount of notes, plus accrued interest from the original issue date of the notes, if any, and to dealers at that price less a concession not in excess of     % of the principal amount of the notes, plus accrued interest from the original issue date of the notes, if any. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Note	Without Option	With Option
Public offering price	—%	$150,000,000	$177,500,000
Underwriting discount	—%	$—	$—
Proceeds, before expenses, to PDL	—%	$—	$—

We also expect to enter into a capped call transaction with the option counterparty as described below.
The expenses of the offering, not including the underwriting discount, are estimated to be approximately $ and are payable by us. The underwriters have agreed to reimburse us for certain expenses incurred by us in connection with the offering.
Overallotment Option
We have also granted the underwriters the option, which is exercisable within 12-days after the date of this prospectus supplement up to an additional $22,500,000 aggregate principal amount of notes, solely to cover overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase an additional principal amount of the notes proportionate to that underwriter’s initial amount reflected in the above table.

New Issue of Notes
The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.
Nasdaq Global Market Listing
Our shares are listed on The NASDAQ Global Select Market under the symbol “PDLI.”
The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.
No Sales of Similar Securities
We and our officers and directors have agreed, with certain limited exceptions, that we and they will not, for a period of 90 days after the date of this prospectus supplement, without first obtaining the prior written consent of RBC Capital Markets, LLC, directly or indirectly:

•	offer, pledge, sell or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant for the sale of any common stock,

•	request or demand that we file a registration statement related to any common stock, or

•
enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to our common stock and to securities convertible into or exchangeable or exercisable for or repayable with our common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. Notwithstanding the above, the lock-up provision binding the Company will not apply to us with respect to, among other things, (A) the notes to be sold in this offering or any shares of common stock issued upon conversion of the notes, (B) any shares of common stock issued by the Company upon the exercise of an option or warrant or the conversion or exchange of a security outstanding on the date hereof, (C) any shares of common stock issued or options to purchase common stock granted pursuant to existing employee benefit plans of the Company (including, without limitation, the Company’s 2005 Equity Incentive Plan), (D) any shares of common stock issued pursuant to any non-employee director stock plan or dividend reinvestment plan or (E) the entry into the capped call transaction.
Price Stabilization, Short Positions
In connection with the offering, the underwriters may purchase and sell the notes or shares of our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ overallotment option described above. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing notes in the open market. In determining the source of notes to close out the covered short position, the underwriters will consider, among other things, the price of notes available for purchase in the open market as compared to the price at which they may purchase notes through the overallotment option. “Naked” short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of notes or shares of our common stock made by the underwriters in the open market to peg, fix or maintain the price of the notes or our common stock prior to the completion of the offering.
Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.
Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes or our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Capped Call Transaction
In connection with the pricing of the notes, we expect to enter into a capped call transaction with Royal Bank of Canada, an affiliate of one of the underwriters (the “option counterparty”). The capped call transaction is expected generally to reduce the potential dilution with respect to our common stock and/or offset any cash payments we will be required to make in excess of the principal amount upon any conversion of the notes, with such reduction and/or offset subject to a cap.
We expect to use approximately $ million of the net proceeds from this offering to pay the cost of the capped call transaction.
If the underwriters exercise their overallotment option to purchase additional notes, we expect to use a portion of the net proceeds from the sale of such additional notes to enter into an additional capped call transaction. In connection with establishing their initial hedge of the capped call transaction, the option counterparty and/or its affiliates expect to purchase shares of our common stock in privately negotiated transactions and/or open market transactions and/or enter into various derivative transactions with respect to our common stock concurrently with or shortly after the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of our common stock or the notes at that time.
In addition, the option counterparty and/or its affiliates may modify its hedge positions by entering into or unwinding various derivatives with respect to our common stock and/or purchasing or selling our common stock in secondary market transactions following the pricing of the notes and prior to the relevant maturity of the notes (and are likely to do so during any observation period related to a conversion of notes). This activity could also cause or avoid an increase or a decrease in the market price of our common stock and/or the notes, which could affect your ability to convert such notes and, to the extent the activity occurs during any observation period related to a conversion of notes, it could affect the amount and value of the consideration that you will receive upon conversion of such notes.
For a discussion of the potential impact of market or other activity by the option counterparty and/or its affiliates in connection with this capped call transaction, see “Risk Factors-Risks Related to the Notes and Our Common Stock- capped call transaction may affect the value of the notes and our common stock” and “Description of Capped Call Transaction.”
Conflicts of Interest
Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. An affiliate of RBC Capital Markets, LLC expects to enter into the capped call transaction with us and will receive a portion of the net proceeds from this offering applied to that transaction.
In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Electronic Offer, Sale and Distribution of Securities
In connection with the offering, certain of the underwriters or securities dealers may distribute this prospectus supplement and the accompanying prospectus by electronic means, such as e-mail. In addition, RBC Capital Markets, LLC may facilitate Internet distribution for this offering to certain of its Internet subscription customers. RBC Capital Markets, LLC may allocate a limited principal amount of notes for sale to their online brokerage customers. An electronic prospectus supplement and the accompanying prospectus is available on the Internet web sites maintained by RBC Capital Markets, LLC. Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on the RBC Capital Markets web sites is not part of this prospectus supplement.
Selling Restrictions
Notice to Canadian Residents
Resale Restrictions
The distribution of the notes in Canada is being made only in the provinces of Ontario, Quebec, Alberta and British Columbia on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of these securities are made. Any resale of the notes in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the securities.
Representations of Canadian Purchasers
By purchasing the notes in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•
the purchaser is entitled under applicable provincial securities laws to purchase the notes without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106 - Prospectus Exemptions;

•	the purchaser is a “permitted client” as defined in National Instrument 31-103 - Registration Requirements, Exemptions and Ongoing Registrant Obligations;

•	where required by law, the purchaser is purchasing as principal and not as agent, and

•	the purchaser has reviewed the text above under Resale Restrictions.
Conflicts of Interest
Canadian purchasers are hereby notified that the underwriters are relying on the exemption set out in section 3A.3 or 3A.4, if applicable, of National Instrument 33-105 - Underwriting Conflicts from having to provide certain conflict of interest disclosure in this document.
Statutory Rights of Action
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the offering memorandum (including any amendment thereto) such as this document contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser of these securities in Canada should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Enforcement of Legal Rights
All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.
Taxation and Eligibility for Investment
Canadian purchasers of the notes offered in this offering should consult their own legal and tax advisors with respect to the tax consequences of an investment in the notes in their particular circumstances and about the eligibility of the ordinary shares for investment by the purchaser under relevant Canadian legislation.
Notice to Prospective Investors in the European Economic Area
In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of notes may be made to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•
to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of notes shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.
Each person in a Relevant Member State (other than a Relevant Member State where there is a Permitted Public Offer) who initially acquires any notes or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any notes acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the notes acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the Subscribers has been given to the offer or resale. In the case of any notes being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the notes acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any notes to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.
The Company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement.
This prospectus has been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.
For the purpose of the above provisions, the expression “an offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.
Notice to Prospective Investors in the United Kingdom
In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.
Notice to Prospective Investors in Switzerland
The notes may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the notes or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering or marketing material relating to the offering, the Company, the notes have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of the notes will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (“FINMA”), and the offer of the notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the notes.
Notice to Prospective Investors in Hong Kong
The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Singapore
This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of Non-CIS Securities may not be circulated or distributed, nor may the Non-CIS Securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the Non-CIS Securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Non-CIS Securities pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

•	where no consideration is or will be given for the transfer;

•	where the transfer is by operation of law;

•	as specified in Section 267(7) of the SFA; or

•	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of material U.S. federal income tax considerations of the purchase, ownership, conversion and disposition of the notes, and the ownership and disposition of our common stock into which the notes may be converted. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the Code), applicable regulations, administrative rulings and judicial decisions in effect as of the date of this prospectus supplement, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the Internal Revenue Service (the IRS) so as to result in U.S. federal income tax consequences different from those discussed below. Except where noted, this summary deals only with a share of our common stock held as a capital asset by a beneficial owner, or a note held as a capital asset by a beneficial owner who purchases the note on original issuance at the first price at which a substantial portion of the notes is sold for cash to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. This summary does not address all aspects of U.S. federal income taxes and does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

•
tax consequences to holders who may be subject to special tax treatment, including dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies and traders in securities that elect to use a mark-to-market method of tax accounting for their securities;

•	tax consequences to persons holding notes or shares of our common stock as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	tax consequences to U.S. holders (as defined below) of notes or shares of common stock whose “functional currency” is not the U.S. dollar;

•	tax consequences to pass-through entities and investors in pass-through entities;

•	tax consequences to certain former citizens or residents of the United States;

•	tax consequences to foreign trusts;

•	alternative minimum tax consequences, if any;

•	any state, local or foreign tax consequences; and

•	federal non-income taxes, such as estate or gift taxes.
If an entity or arrangements treated as a partnership for U.S. federal income tax purposes holds notes or shares of our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a entity or arrangement treated as a partnership for U.S. federal income tax purposes holding the notes or shares of our common stock, you should consult your tax advisors.
If you are considering the purchase of notes, you should consult your tax advisors concerning the U.S. federal income tax consequences to you in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.
In this discussion, we use the term “U.S. holder” to refer to a beneficial owner of notes or shares of our common stock received upon conversion of the notes that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust, if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

We use the term “non-U.S. holder” to describe a beneficial owner (other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes) of notes or shares of our common stock received upon conversion of the notes that is not a U.S. holder. Non-U.S. holders should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.
CONSEQUENCES TO U.S. HOLDERS
Payments of interest
It is anticipated, and this discussion assumes, that the notes will be issued for an amount equal to the principal amount. In such case, interest on a note will generally be taxable to a U.S. holder as ordinary income at the time it is paid or accrued in accordance with the U.S. holder’s usual method of accounting for tax purposes. If, however, the notes are issued for an amount less than the principal amount and the difference is more than a de minimis amount (as set forth in the Code), a U.S. holder will be required to include the difference in income as original issue discount as it accrues in accordance with a constant yield method based on a compounding of interest before the receipt of cash payments attributable to this income.
Additional interest
We may be required to pay additional interest to a U.S. holder in certain circumstances described above under the heading “Description of the Notes-Events of Default.” Because we believe the likelihood that we will be obligated to pay any such additional interest on the notes is remote, we intend to take the position (and this discussion assumes) that the notes will not be treated as contingent payment debt instruments. Assuming our position is respected, a U.S. holder would be required to include in income such additional interest at the time payments are received or accrued, in accordance with such U.S. holder’s usual method of accounting for U.S. federal income tax purposes.
Our determination as to the remoteness of the likelihood of the additional interest and the characterization of the notes as not being contingent payment debt instruments is inherently factual and not binding on the IRS. If the IRS were to challenge successfully our determination and the notes were treated as contingent payment debt instruments, U.S. holders would generally be required, among other things, to accrue interest income at a rate higher than the stated interest rate on the notes, to treat as ordinary income, rather than capital gain, any gain recognized on a taxable disposition of a note and to treat the entire amount of realized gain upon a conversion of notes as taxable (even if the U.S holder receives shares of our common stock). Our determination that the notes are not contingent payment debt instruments is binding on U.S. holders unless they disclose their contrary positions to the IRS in the manner that is required by applicable U.S. Treasury regulations. If, contrary to our expectations, we pay additional interest, such additional interest should be taxable to a U.S. holder as ordinary interest income at the time it is paid or accrues in accordance with the U.S. holder’s usual method of accounting for U.S. federal income tax purposes.
Constructive distributions
The conversion rate of the notes will be adjusted in certain circumstances, as described in “Description of Notes-Conversion of Notes--Conversion Rate Adjustments.” Adjustments (or failures to make adjustments) that have the effect of increasing a U.S. holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to a U.S. holder for U.S. federal income tax purposes. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that have the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution to a U.S. holder. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, a U.S. holder generally will be deemed to have received a distribution even though the U.S. holder has not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the description below under “-Distributions on Common Stock.” Conversely, if an event occurs that increases the interests of holders of the notes and the conversion rate is not adjusted, the resulting increase in the proportionate interests of holders of the notes could be treated as a taxable stock dividend to such holders. In addition, if an event occurs that dilutes the interests of holders of the notes and the conversion rate is not adjusted, the resulting increase in the proportionate interests of our stockholders could be treated as a taxable stock dividend to those stockholders.
Although there is no authority directly on point, the IRS may take the position that a constructive dividend deemed paid to a U.S. holder would not be eligible for the preferential rates of U.S. federal income tax applicable in respect of certain dividends received and that U.S. corporate holders would not be entitled to claim the dividends-received deduction with respect to any such constructive dividends. Because a constructive dividend deemed received by a U.S. holder would not give rise to any cash from which any applicable withholding tax could be satisfied, if backup withholding applies to a constructive dividend deemed received by a U.S. holder (because such U.S. holder failed to establish an exemption from backup withholding), we may, at our option, withhold any such amount from payments of cash and common stock payable on the notes. Holders should carefully review the conversion rate adjustment provisions and consult their tax advisors with respect to the tax consequences of any such adjustment.
We are currently required to report the amount of any deemed distributions on our website or to the IRS and holders of notes not exempt from reporting. On April 12, 2016, the IRS proposed regulations addressing the amount and timing of deemed distributions, obligations of withholding agents and filing and notice obligations of issuers. If adopted as proposed, the regulations would generally provide that (i) the amount of a deemed distribution is the excess of the fair market value of the right to acquire stock immediately after the conversion adjustment over the fair market value of the right to acquire stock without the adjustment, (ii) the deemed distribution occurs at the earlier of the date the adjustment occurs under the terms of the note and the date of the actual distribution of cash or property that results in the deemed distribution, (iii) subject to certain limited exceptions, a withholding agent is required to impose any applicable withholding on deemed distributions to a non-U.S. holder and, if there is no associated cash payment, may set off its withholding obligations against payments on the notes (or, in some circumstances, any payments on our common stock) or sales proceeds received by or other funds or assets of such holder and (iv) we are required to report the amount of any deemed distributions on our website or to the IRS and all holders of notes (including holders of notes that would otherwise be exempt from reporting). The final regulations will be effective for deemed distributions occurring on or after the date of adoption, but holders of notes and withholding agents may rely on them prior to that date under certain circumstances.
Sale, exchange or other taxable disposition of notes
Except as provided below under “-Conversion of notes,” a U.S. holder will generally recognize gain or loss upon the sale, exchange or other taxable disposition of a note equal to the difference between the amount realized (less accrued interest, which will be taxable as such) upon such sale, exchange or other taxable disposition and such U.S. holder’s tax basis in the note. A U.S. holder’s tax basis in a note will generally be equal to the amount that such U.S. holder paid for the note. Any gain or loss recognized on a taxable disposition of the note will be capital gain or loss. If, at the time of the sale, exchange or other taxable disposition of the note, a U.S. holder is treated as holding the note for more than one year, such gain or loss will be a long-term capital gain or loss. Otherwise, such gain or loss will be a short-term capital gain or loss. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gain generally will be subject to tax at a reduced rate of taxation. A U.S. holder’s ability to deduct capital losses may be limited.
Conversion of notes
If a U.S. holder presents a note for conversion, a U.S. holder may receive solely cash, solely common stock, or a combination of cash and common stock in exchange for the note depending upon our chosen settlement method.
If a U.S. holder receives solely cash in exchange for a note upon conversion, the U.S. holder's gain or loss will be determined in the same manner as if the U.S. holder disposed of the notes in a taxable disposition (as described above under “ --Sale, exchange, or other taxable disposition of notes”).
If a U.S. holder receives solely common stock in exchange for notes upon conversion, the U.S. holder generally will not recognize gain or loss upon the conversion of the notes into common stock except to the extent of (i) cash received in lieu of a fractional share and (ii) amounts received with respect to accrued but unpaid interest. The amount of gain or loss a U.S. holder will recognize on the receipt of cash in lieu of a fractional share will be equal to the difference between the amount of cash the U.S. holder receives in respect of the fractional share and the portion of the U.S. holder's adjusted tax basis in the note that is allocable to the fractional share. Any such gain or loss generally would be capital gain or loss and would be long-term capital gain or loss, if at the time of the conversion, the note has been held for more than one year. The tax basis of shares of common stock received upon a conversion (other than shares attributable to accrued but unpaid interest, the tax basis of which will equal their fair market value) will equal the adjusted tax basis of the note that was converted (excluding the portion of the adjusted tax basis that is allocable to any fractional share). The U.S. holder's holding period for the shares of common stock will include the period during which the U.S. holder held the notes, except that the holding period of any shares received with respect to accrued interest will commence on the day after the date of receipt (as described below).
The U.S. federal income tax treatment of a U.S. holder’s conversion of the notes into our common stock and cash is uncertain. U.S. holders should consult their tax advisors to determine the correct treatment of such conversion. It is possible that the conversion may be treated as a partially taxable exchange or as a recapitalization, as briefly discussed below.

Possible treatment as a recapitalization
The conversion of a note into our common stock and cash may be treated in its entirety as a recapitalization for U.S. federal income tax purposes, in which case a U.S. holder would be required to recognize gain on the conversion but would not be allowed to recognize any loss. Accordingly, such tax treatment may be less favorable to a U.S. holder than if the conversion were treated as a part conversion and part redemption, as described below. If the conversion constitutes a recapitalization, a U.S. holder generally would recognize gain (but not loss) in an amount equal to the lesser of (i) the excess (if any) of (A) the amount of cash and the fair market value of our common stock received in the exchange (other than any cash or common stock attributable to accrued interest) over (B) the U.S. holder’s tax basis in the notes, and (ii) the amount of cash received upon conversion (other than cash received in lieu of fractional shares or cash attributable to accrued interest, which will be treated in the manner described below). The U.S. holder would have an aggregate tax basis in the common stock received in the conversion (other than common stock received with respect to accrued interest) equal to the aggregate tax basis of the notes converted, decreased by the aggregate amount of cash (other than cash in lieu of fractional shares and cash attributable to accrued interest) received upon conversion and increased by the aggregate amount of gain (if any) recognized upon conversion (other than gain realized as a result of cash received in lieu of fractional shares). The holding period for such common stock received by the U.S. holder would include the period during which the U.S. holder held the notes. Gain recognized will be long-term capital gain if the U.S. holder has held the notes for more than one year. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gains are generally eligible for a reduced rate of taxation.
Possible treatment as part conversion and part redemption
The conversion of a note into our common stock and cash may instead be treated for U.S. federal income tax purposes as in part a conversion into stock and in part a payment in redemption of a portion of the note. In that event, a U.S. holder would not recognize any income, gain or loss with respect to the portion of the note considered to be converted into stock, except with respect to any common stock attributable to accrued interest (which will be treated in the manner described below). A U.S. holder’s tax basis in the stock received upon conversion (other than common stock received with respect to accrued interest) generally would be equal to the portion of its tax basis in a note allocable to the portion of the note deemed converted. A U.S. holder’s holding period for such common stock generally would include the period during which the U.S. holder held the note.
With respect to the part of the conversion that would be treated under this characterization as a payment in redemption of the remaining portion of the note, a U.S. holder generally would recognize gain or loss equal to the difference between the amount of cash received (other than amounts attributable to accrued interest, which will be treated in the manner described below) and the U.S. holder’s tax basis allocable to such portion of the note. Gain or loss recognized will be long-term capital gain or loss if the U.S. holder has held the note for more than one year. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gains are generally eligible for a reduced rate of U.S. federal income taxation. The deductibility of capital losses is subject to certain limitations under the Code.
Although the law on this point is not entirely clear, a U.S. holder may allocate its tax basis in a note among the portion of the note that is deemed to have been converted and the portion of the note that is deemed to have been redeemed based on the relative fair market value of our common stock and the amount of cash received upon conversion. In light of the uncertainty in the law, holders are urged to consult their own tax advisors regarding such basis allocation.
Treatment of cash in lieu of a fractional share
If a U.S. holder receives cash in lieu of a fractional share of our common stock, such U.S. holder would be treated as if the fractional share had been issued and then redeemed for cash. Accordingly, a U.S. holder generally will recognize capital gain or loss with respect to the receipt of cash in lieu of a fractional share measured by the difference between the cash received for the fractional share and the portion of the U.S. holder’s tax basis in the notes that is allocated to the fractional share.
Treatment of amounts attributable to accrued interest
Any cash and the value of any common stock received that is attributable to accrued interest on the notes not yet included in income would be taxed as ordinary interest income. The basis in any shares of our common stock attributable to accrued interest would equal the fair market value of such shares when received. The holding period for any shares of our common stock attributable to accrued interest would begin the day after the date of receipt.
U.S. holders are urged to consult their tax advisors with respect to the U.S. federal income tax consequences resulting from the exchange of notes into a combination of cash and our common stock.

Distributions on common stock
If a U.S. holder converts a note into shares of our common stock and we make a distribution in respect of that stock, the distribution generally will be included in a U.S. holder’s income as ordinary dividend income to the extent of our current or accumulated earnings and profits. Dividends received by individuals will generally be taxed at reduced rates, provided certain holding period and other requirements are satisfied. If a U.S. holder is a U.S. corporation, it will be able to claim the deduction allowed to U.S. corporations in respect of dividends received from other U.S. corporations equal to a portion of any dividends received, subject to generally applicable limitations on that deduction. In general, a dividend distribution to a corporate U.S. holder may qualify for the 70% dividends-received deduction if the U.S. holder owns less than 20% of the voting power and value of our stock.
Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of a U.S. holder’s adjusted tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock.
U.S. holders should consult their tax advisors regarding the holding period and other requirements that must be satisfied in order to qualify for the dividends-received deduction and the reduced maximum tax rate on dividends.
Sale, exchange or other taxable disposition of common stock
Upon the sale, exchange or other taxable disposition of our common stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) the U.S. holder’s adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if a U.S. holder’s holding period in the common stock is more than one year at the time of the taxable disposition. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gain generally will be subject to tax at a reduced rate of taxation. The deductibility of capital losses is subject to limitations.
Medicare Tax
A U.S. person that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000 depending on the individual’s circumstances). Net investment income generally includes interest income, dividends, and net gains from the disposition of the notes or common stock received upon conversion of the notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. holder that is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in the notes and common stock (if applicable) received upon the conversion of the notes.
Information reporting and backup withholding
Information reporting requirements generally will apply to payments of interest on the notes and dividends on shares of common stock and to the proceeds of a sale of a note or share of common stock paid to a U.S. holder unless the U.S. holder is an exempt recipient. Backup withholding will apply to those payments if the U.S. holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.
CONSEQUENCES TO NON-U.S. HOLDERS
Payments of interest
A non-U.S. holder will not be subject to U.S. federal withholding tax or income tax in respect of interest income on a note provided that:

•
interest paid on the note is not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is not attributable to a U.S. permanent establishment);

•
the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

•	the non-U.S. holder is not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership;

•	the non-U.S. holder is not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code; and

•
(a) the non-U.S. holder provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form)) or (b) the non-U.S. holder holds the notes through certain foreign intermediaries or certain foreign partnerships, and the non-U.S. holder and the foreign intermediary or foreign partnership satisfy the certification requirements of applicable Treasury regulations.

Special certification rules apply to non-U.S. holders that are pass-through entities.
If a non-U.S. holder cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless the non-U.S. holder provides us with a properly executed (i) IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (ii) IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States. If a non-U.S. holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment, then, although the non-U.S. holder will be exempt from the 30% withholding tax provided the certification requirements discussed above are satisfied, the non-U.S. holder will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if the non-U.S. holder were a U.S. person as defined under the Code. In addition, if a non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.
Additional interest
We may be required to pay additional interest to a non-U.S. holder in certain circumstances described above under the heading “Description of the Notes-Events of Default.” For a discussion of the impact of additional interest on the notes, see the discussion under “-Consequences to U.S. holders-Additional interest.” If such additional interest becomes payable, such additional interest shall be treated as a payment of interest as described above in the discussion under “-Payments of interest.” Non-U.S. holders should consult with their own tax advisors as to the tax considerations that relate to the potential additional interest payments.
Dividends and constructive distributions
Any dividends paid to a non-U.S. holder with respect to the shares of common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate of the notes, see “-Consequences to U.S. holders-Constructive distributions” above) will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification requirements and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. Because a constructive dividend deemed received by a non-U.S. holder would not give rise to any cash from which any applicable withholding tax could be satisfied, we may, at our option, withhold any such tax from payment against payments of cash and common stock payable on the notes.
A non-U.S. holder of shares of our common stock that wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, it may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Dispositions of notes or shares of common stock
Subject to the discussion of the Foreign Account Tax Compliance Act, below, gain realized by a non-U.S. holder on the sale, certain redemptions or other taxable disposition of a note (including an exchange upon the conversion of a note) or shares of our common stock will not be subject to U.S. federal income tax unless:

•
that gain is effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income treaty, is attributable to a U.S. permanent establishment);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met; or

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we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes during the shorter of the non-U.S. holder’s holding period or the 5-year period ending on the date of disposition of the notes or common stock, as the case may be. We believe that we are not, and we do not anticipate becoming, a U.S. real property holding corporation for U.S. federal income tax purposes.

If a non-U.S. holder is an individual described in the first bullet point above, it will be subject to tax on the net gain derived from the sale, redemption, conversion or other taxable disposition under regular graduated U.S. federal income tax rates. If a non-U.S. holder is a foreign corporation that falls under the first bullet point above, it will be subject to tax on its net gain generally in the same manner as if it were a U.S. person as defined under the Code and, in addition, it may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits for that taxable year, or at such lower rate as may be specified by an applicable income tax treaty. If a non-U.S. holder is an individual described in the second bullet point above, such holder will be subject to a flat 30% tax on the gain derived from the sale, redemption, conversion or other taxable disposition, which may be offset by U.S. source capital losses, even though such holder is not considered a resident of the United States. Any cash or common stock which a non-U.S. holder receives on the conversion of a note that is attributable to accrued interest will be subject to U.S. federal income tax in accordance with the rules for taxation of interest described above under “-Payments of interest.”
Information reporting and backup withholding
Generally, we or an applicable withholding agent must report annually to the IRS and to non-U.S. holders the amount of interest (including, for this purpose, additional interest, if any) and dividends paid to non-U.S. holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest, dividends and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty.
In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest or dividends that we make, provided the statement described above in the last bullet point under “-Payments of interest” has been received and we do not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, that is not an exempt recipient. In addition, a non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a note or share of our common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the statement described above has been received, and the payor does not have actual knowledge or reason to know that a holder is a U.S. person, as defined under the Code, that is not an exempt recipient, or the non-U.S. holder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

THE FOREIGN ACCOUNT TAX COMPLIANCE ACT
Under the Foreign Account Tax Compliance Act (“FATCA”), a 30% withholding tax may be imposed on interest and dividends (including deemed dividends) paid on, and the gross proceeds of a disposition of, debt obligations or stock in a United States corporation, in each case, paid to a foreign financial institution or to a non-financial foreign entity (including in some instances, where the foreign financial institution or non-financial foreign entity is acting as an intermediary for another party), unless (1) the foreign financial institution undertakes certain diligence and reporting, (2) the non-financial foreign entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, then, pursuant to an agreement between it and the United States Treasury or an intergovernmental agreement between, generally, the jurisdiction in which it is resident and the United States Treasury, it must, among other things, identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders.
The withholding provisions described above will apply to payments of interest and dividends (including deemed dividends) regardless of when they are made (or deemed made) but generally not apply to payments of gross proceeds from a sale or other disposition of notes or stock until on or after January 1, 2019. Investors should consult their tax advisors regarding FATCA and the regulations thereunder.
The preceding discussion of certain U.S. federal income tax consequences is for general information only and is not tax advice. Accordingly, each investor should consult its own tax advisor as to particular tax consequences to it of purchasing, holding and disposing of the notes and the common stock, including the applicability and effect of any state, local or foreign tax laws, and of any pending or subsequent changes in applicable law.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement, except for any information that is superseded by information that is included directly in this document.
This prospectus supplement incorporates by reference the documents listed below that we have filed with the SEC but have not been included or delivered with this prospectus supplement. These documents contain important information about us and our business, prospects and financial condition.

Filing	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2015.
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2016, June 30, 2016, and September 30, 2016.
Current Reports on Form 8-K
January 29, 2016; February 1, 2016; March 14, 2016; March 31, 2016; May 4, 2016; May 11, 2016; May 24, 2016; May 24, 2016; June 3, 2016; June 13, 2016; July 6, 2016; August 1, 2016; August 3, 2016; August 4, 2016 (excluding materials furnished under Items 2.02 and 7.01 and related exhibits); August 29, 2016; September 13, 2016; and November 15, 2016.

Definitive Proxy Statement on Schedule 14A (but only to the extent incorporated by reference in our annual report on Form 10-K for the year ended December 31, 2015)	April 21, 2016

The description of our common stock in our registration statement on Form 8-A filed with the SEC on December 23, 1991, as amended on Form 8-A/A filed with the SEC on January 22, 1992.
We also incorporate by reference any future filings we make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of the initial registration statement and prior to effectiveness of the registration statement and on or after the date of this prospectus and prior to the closing of each offering. These additional documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than information furnished and not filed by us under any item of any current report on Form 8-K, including the related exhibits, which is deemed not to be incorporated by reference in this prospectus), as well as proxy statements (other than information identified in them as not incorporated by reference). You should review these filings as they may disclose changes in our business, prospects, financial condition or other affairs after the date of this prospectus. The information that we file later with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and before the closing of each offering will automatically update and supersede previous information included or incorporated by reference in this prospectus.
You can obtain any of the documents incorporated by reference in this prospectus from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:
PDL BioPharma, Inc.
Attn: Investor Relations
932 Southwood Boulevard
Incline Village, Nevada 89451
(775) 832-8500

See also the information described under the heading, “Where You Can Find More Information.”

VALIDITY OF THE NOTES
The validity of the notes will be passed upon for PDL by Gibson, Dunn & Crutcher LLP. Latham & Watkins LLP is counsel for the underwriters in connection with this offering.

EXPERTS
The financial statements as of December 31, 2015 and for the years ended December 31, 2015 and 2014 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2015 incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated statements of income, comprehensive income, stockholder’s equity (deficit) and cash flows for the year ended December 31, 2013, included in our Annual Report on Form 10-K for the year ended December 31, 2015, as set forth in their report, which is incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.